                                                                   Exhibit 10.28




      CERTAIN RIGHTS AND OBLIGATIONS OF THE OVERSEAS PRIVATE INVESTMENT CORPORATION ("OPIC") ARE SET FORTH IN AN OPTION AGREEMENT, DATED AS OF
       FEBRUARY 24, 1995, BY AND AMONG AMOCO PRODUCTION COMPANY, AMOCO
      CORPORATION AND OPIC, WHICH SHOULD BE REVIEWED IN CONNECTION WITH
                       THE AGREEMENT SET FORTH HEREIN
________________________________________________________________________________
________________________________________________________________________________

                              FINANCE AGREEMENT


                                    AMONG


                      WALTER INTERNATIONAL CONGO, INC.
                         WALTER CONGO HOLDINGS, INC.

                                     AND

                   OVERSEAS PRIVATE INVESTMENT CORPORATION



                         DATED AS OF DECEMBER 28, 1994



                             OPIC 679-94-139-IG
________________________________________________________________________________
________________________________________________________________________________

                                                  TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
ARTICLE I DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.01. Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.02. Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 1.03. Project Cost; Financial Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 1.04. Assumption of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE II AMOUNT AND TERMS OF THE LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.01. Amount and Disbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.02. Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 2.03. Cancellation of the Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.04. Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.05. Repayment of the Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.06. Amortization of the Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.07. Voluntary Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.08. Mandatory Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.09. OPIC Guaranty Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.10. Facility and Maintenance Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.11. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.12. Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE III REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.01. Existence and Power of the Holding Company and the Borrower. . . . . . . . . . . . . . . . . .  20
         Section 3.02. Authority of the Holding Company and the Borrower. . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.03. Status of Holding Company and Walter Congo . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.04. Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.05. Capitalization of the Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.06. Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.07. Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.08. Taxes and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.09. Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.10. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.11. Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.12. Easements, Property Interests, Utilities, Etc. . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.13. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.14. Project Cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.15. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IV CONDITIONS PRECEDENT TO THE FIRST DISBURSEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.01. Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.02. Participation and Guaranty Agreement and OPIC's Guaranty . . . . . . . . . . . . . . . . . . .  25
         Section 4.03. Financing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


         Section 4.04. Stock Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 4.05. Engineer's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 4.06. Parents' Equity Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 4.07. Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 4.08. Financial Condition of the Borrower. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 4.09. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 4.10. Development Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 4.11. Environmental and Worker Rights Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 4.12. Appointment of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.13. Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.14. Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.15. Capital and Organizational Structure of the Borrower . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.16. Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.17. Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE V CONDITIONS PRECEDENT TO THE DISBURSEMENTFOR THE KUFPEC
ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.01. Kufpec Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.02. Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.03. Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.04. Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.05. Parent Equity Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.06. Amendments to the Financing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.07. Engineer's Report and Borrower's Certificate . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VI CONDITIONS PRECEDENT TO THEFIRST DEVELOPMENT
DISBURSEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 6.01. Normal Field Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 6.02. Engineer's Report and Borrower's Certificate; Treatment of
                           Designated Wells . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VII CONDITIONS PRECEDENT TO THESECOND DEVELOPMENT
DISBURSEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.01. Completion of Phase I; Development Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.02. Engineer's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VIII CONDITIONS PRECEDENT TO ALL DISBURSEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 8.01. Representations and Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 8.02. Change in Circumstances; Tax Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 8.03. Certification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.04. Payment or Reimbursement of Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.05. OPIC Notifications to Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.06. Disbursement to Other Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.07. Delivery of Note(s) to OPIC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE IX AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 9.01. Permit Area Development  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35


         Section 9.02. Borrower Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 9.03. Maintenance of Rights and Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 9.04. Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 9.05. Insurance .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 9.06. Accounting and Financial Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 9.07. Financial Statements and Other Information . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 9.08. Access to Records; Inspection; Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 9.09. Notice of Default and Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 9.10. Security Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 9.11. Funding of the Loan; Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 9.12. Project Monitoring . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 9.13. Cure of Defaults Under JOA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 9.14. Compliance with Environmental Standards  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 9.15. Engineer's Reports; Present Value Ratio Calculations . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE X NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 10.01. Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 10.02. No Alteration of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 10.03. Dividends and Share Redemptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 10.04. Conduct of Business with Other Borrower and Affiliates  . . . . . . . . . . . . . . . . . . .  44
         Section 10.05. Sale of Assets, Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 10.06. Mortgages and Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 10.07. Ordinary Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 10.08. Worker Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE XI DEFAULTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 11.01. Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 11.02. Remedies upon Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 11.03. Jurisdiction and Consent to Suit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 11.04. Judgment Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 11.05. Immunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE XII MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 12.01. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 12.02. English Language  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 12.03. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 12.04. Succession  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 12.05. Survival of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 12.06. Integration; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 12.07. Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 12.08. No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 12.09. Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 12.10. Waiver of Litigation Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 12.11. Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 12.12. Assumption of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 12.13. Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54


                               FINANCE AGREEMENT

         AGREEMENT, dated as of December 28, 1994 between and among Walter International Congo, Inc., a Texas corporation ("Walter Congo"), Walter Congo Holdings, Inc., a Texas corporation which wholly-owns Walter, Congo (the "Holding Company"), and Overseas Private Investment Corporation ("OPIC"), an agency of the United States of America.

                                  WITNESSETH:

         WHEREAS, (i) the Holding Company intends to acquire, through the Merger of Walter Congo with and into ACEC, all of the Interests held by ACEC in the Yombo-Masseko-Youbi exploitation Permit issued by the GORC, (ii) the Other Holding Company intends to acquire through the Other Merger of the Other Borrower with and into ACPC all of the Interests held by ACPC in the Permit,
(iii) subject to the successful negotiation of the terms thereof, the Holding Company and the Other Holding Company may acquire all or a portion of the Interests in the Permit held by Kufpec, and (iv) the Holding Company, the Borrower, the Other Holding Company and the Other Borrower intend to further develop the Permit area, all as more fully described in the Application and the Development Plan (collectively, the "Project") (all capitalized terms used in these recitals and not defined herein are as defined below); and

         WHEREAS, it is a condition to the making of the Loan contemplated by this Finance Agreement that, as of the date hereof, the Other Holding Company and Other Borrower shall enter into the Other Finance Agreement and related financing documents with OPIC in connection with the Project; and

         WHEREAS, the Parent, the Other Parent, the Holding Company, the Other Holding Company, the Borrower and the Other Borrower have entered into a Stock Purchase Agreement with APC pursuant to which, among other things, the Holding Company shall acquire by merger ACEC and the Other Holding Company shall acquire by merger ACPC; and

         WHEREAS, ACEC, ACPC, the GORC and certain other parties are parties to the Convention, pursuant to which the GORC granted the Interests in the Permit to the holders thereof; and

         WHEREAS, ACEC, ACPC, Hydro-Congo and certain other parties are parties to the JOA, which sets forth the terms and conditions of the relations among the holders of Interests in the Permit, and it is contemplated that, upon the Merger of Walter Congo with and into ACEC, New Walter Congo will act as the Operator under the JOA; and

         WHEREAS, in connection with this Finance Agreement and the Other Finance Agreement and the Loan and the Other Loan contemplated hereby and thereby, OPIC is entering into an agreement with the GORC and Hydro-Congo with respect to certain approvals, consents and agreements relating to, among other things, the Project, the Loan and the Other Loan, and investment insurance that may be provided by OPIC; and

         WHEREAS, OPIC is entering into a Participation and Guaranty Agreement, dated as of the date hereof, with the Borrower and the Paying Agent with respect to the Loan and the Finance Agreement, and is also entering into the Other Participation and Guaranty Agreement, dated as of the date hereof with the Other Borrower and the Paying Agent with respect to the Other Loan and the Other Finance Agreement; and

         WHEREAS, OPIC is entering into an Option Agreement with Amoco and APC, the execution and delivery of which is a condition precedent to the closing of the Mergers referred to above, which Option Agreement sets forth certain rights and obligations of the parties thereto in the event of a default hereunder or under the Other Loan Agreement; and

         WHEREAS, to secure a portion of the financing for the Project, the Holding Company has requested that OPIC extend a credit facility to the Borrower in an amount up to U.S. $25,000,000 pursuant to Section 234(b) of the Foreign Assistance Act of 1961, as amended, which OPIC is willing to do on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, it is hereby agreed as follows:

                                   ARTICLE I
                                  DEFINITIONS

Section 1.01. Definitions.

         Unless otherwise provided, capitalized terms used herein shall have the definitions specified below:

         "ACEC" means Amoco Congo Exploration Company, a Delaware corporation.

         "ACPC" means Amoco Congo Petroleum Company, a Delaware corporation.

         "Acquisition Expenses" means, (i) with respect to each of the Mergers and the Kufpec Acquisition, the reasonable expenses of such transaction, determined in accordance with GAAP, including fees for business and legal counsel, accounting, engineering and technical advisors, and costs of document preparation and distribution, plus (ii) with respect to the Mergers only, other expenses of personnel performing due diligence and transitional duties in the Congo, and all expense reimbursements and fees payable to OPIC and/or the Holders hereunder, under the Other Finance Agreement or under the Commitment Letter prior to the First Disbursement, all as certified to, and approved by, OPIC.

         "Affiliate" means, with respect to any Person, (i) any other Person that is directly or indirectly controlled by, under common control with or controlling such Person; (ii) any other Person owning beneficially or controlling five percent (5%) or more of the equity interest in such Person; (iii) any officer, director or partner of such

                 Person; or (iv) any spouse or relative of such Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

         "Aggregate Present Value Ratio" means, as of any date of determination, the ratio of (i) Future Cash Flows, discounted from the projected dates of receipt and/or payment of each component thereof to the date of determination at the Discount Rate, compounded quarterly, to (ii) the aggregate outstanding principal amount of the Loan and the Other Loan as of the date of determination.

         "Agreement" means this Finance Agreement among the Borrower, the Holding Company and OPIC.

         "Amoco" means Amoco Corporation, an Illinois corporation.

         "APC" means Amoco Production Company, a Delaware corporation and a wholly-owned subsidiary of Amoco.

         "APC Subordination Agreement" means the Subordination Agreement to be entered into pursuant hereto, among APC, the Borrower, the Holding Company, the Other Borrower, the Other Holding Company and OPIC, substantially in the form attached hereto as Exhibit C-2.

         "Applicable World Bank Guidelines" means the Offshore Hydrocarbon
                 Project Guidelines, in the form attached hereto as Exhibit J.

         "Application" means the application to OPIC for the Loan, consisting of the Sponsor Disclosure Report dated November 29, 1993, the Commitment Letter and the items described in Schedule 1.01 hereto.

         "Assignment Agreement" means the Conditional Assignment and Security
                 Agreement to be entered into pursuant hereto, between the Borrower and OPIC, substantially in the form attached hereto as Exhibit E.

         "Authorized Officer" means, with respect to any Person, its Chairman, Managing Director, President, Secretary or Treasurer, any Vice President, Assistant Secretary or Assistant Treasurer thereof, and any other officer designated in writing by such Person as having been authorized to execute and deliver this Agreement, the Notes, any of the other Financing Documents to which it is or will be a party or any other notice or instrument contemplated hereunder.

         "Borrower" means, prior to consummation of the Merger, Walter Congo, and from and after such time, New Walter Congo.

         "Borrower's Environmental Manuals" has the meaning set forth in
                 Section 9.14.

         "Borrower's Share" means, as of any date, (i) until the independent
                 Voluntary Prepayment Date, fifty percent (50%); and (ii) from and after the Independent Voluntary Prepayment Date, the percentage of the sum of the Loan and the Other Loan outstanding on such date which is represented by the Loan.

         "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in the City of New York, New York, in Houston, Texas or in Washington, D.C., United States of America.

         "Cancellation Fee" has the meaning set forth in Section 2.03.

         "Charter Documents" means, in respect of any company, corporation, partnership, governmental agency or other enterprise, its founding act, articles of incorporation and by-laws, memorandum and articles of association, statute or similar instrument.

         "Closing Agreement" means the agreement with the IRS to be entered into by the Borrower and the other parties thereto pursuant to the Tax Agreement.

         "Closing Date" means any Business Day on which a Disbursement is made.

         "Commitment" means, as of any date during the Commitment Period, the amount of $25,000,000 less the portion thereof which has expired or been cancelled pursuant to Section 2.03 hereof.

         "Commitment Fee" has the meaning set forth in Section 2.02.

         "Commitment Letter" means the letter agreement among the Parent, the Other Parent and OPIC dated June 27, 1994, in which OPIC has agreed to guarantee, and the Parents have agreed to borrow or cause to be borrowed, the Loan and the Other Loan, subject to the conditions stated therein.

         "Commitment Period" means the period commencing on the date hereof and ending on the earlier of (i) the first date on which the aggregate principal amount of all Disbursements made hereunder equals the Commitment and (ii) June 26, 1999.

         "Congo" means the Republic of the Congo.

         "Convention" shall mean the Convention, dated May 25, 1979, among the GORC, Hydro-Congo and the other holders of Interests in the Permit.

         "Current Assets" means assets treated as current assets under GAAP.

         "Current Liabilities" means all Indebtedness and liabilities due on demand or to become due within one year and other liabilities treated as current liabilities under GAAP.

         "Debt Service Reserve Account" has the meaning set forth in the Escrow
                 Agreement.

         "Debt Service Reserve Amount" has the meaning set forth in the Escrow
                 Agreement.

         "Deemed Acquisition Costs" shall mean (A) with respect to the Mergers, the sum of (i) $31,500,000, increased or decreased to reflect any cash Balancing Payments (as referred to in the Stock Purchase Agreement) pursuant to Section 3(B) or Section 3(C) of the Stock Purchase Agreement and (ii) the applicable Acquisition Expenses; and (B) with respect to the Kufpec Acquisition, the actual purchase price of the Interest held by Kufpec (which may include the principal of subordinated debt issued to the seller), as reasonably determined by OPIC, plus the applicable Acquisition Expenses.

         "Designated Wells" means a well or wells that the Engineer has confirmed are located in an area covered by the Permit which, in the Engineer's sole opinion, contains proved Oil reserves.

         "Development Plan" means the development plan of the Borrower and the Other Borrower, dated December 28, 1994, as amended from time to time with the prior written consent of OPIC.

         "Disbursement" means each disbursement of the Loan.

         "Disbursement Maturity Date" means (i) with respect to the First
                 Disbursement, the fourth anniversary of the first Payment Date occurring at least 180 days after the date of such Disbursement, and (ii) with respect to each Disbursement thereafter, the fourth anniversary of the first Payment Date occurring at least 90 days after the date of such Disbursement.

         "Discount Rate" means, for a given calendar year, the rate determined by calculating as of January 1 of such year the weighted average of the Note Rates (as defined in the Participation and Guaranty Agreement) for each outstanding Note, weighted on the basis of the outstanding amount of the Loan represented by each such Note. Such calculation shall be made by the Borrower and the Other Borrower and shall be approved by OPIC.

         "Dollars" or "$" means United States dollars.

         "Engineer" means Arthur Bear of Poco Oil Company or such other individual employed by Poco Oil Company or such other independent engineering firm as shall, in either case, be approved by OPIC.

         "Engineer's Report" has the meaning set forth in Section 6.05.

         "Environmental Laws" means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of any Governmental Body regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material and applicable to the Project or to the Borrower or the Other Borrower.

         "Escrow Account" or "Escrow Accounts" means a Dollar-denominated escrow account or accounts established pursuant to the terms of the Escrow Agreement.

         "Escrow Agent" means Citibank, N.A., a national banking association, or any successor or successors thereto as Escrow Agent under the Escrow Agreement.

         "Escrow Agreement" means the Escrow and Security Agreement to be entered into pursuant hereto, among the Borrower, OPIC and the Escrow Agent, substantially in the form attached hereto as Exhibit D.

         "Event of Default" has the meaning set forth in Section 11.01.

         "Existing Environmental Manuals" has the meaning set forth in
                 Section 9.14.

         "Facility Fee" has the meaning set forth in Section 2.10.

         "Financial Plan" has the meaning set forth in Section 1.03.

         "Financial Statements" means, with respect to any Person, such Person's quarterly or annual balance sheet and statements of income, retained earnings, and sources and application of funds for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous Fiscal Year, each prepared in Dollars in accordance with GAAP.

         "Financing Documents" means the Loan Documents, the Security Documents and the Project Documents, each as defined in Section 4.03.

         "First Development Disbursement" has the meaning set forth in
                 Section 2.01(c).

         "First Disbursement" has the meaning set forth in Section 2.01(c).

         "Fiscal Year" means, with respect to ACEC and the Borrower, the period beginning on January 1 and ending on December 31 of each year.

         "Future Cash Flows" means, as of any date of determination, the amount equal to (I) gross revenues allocable to the Interests of the Borrower and the Other Borrower projected, for the period from the date of determination through the economic life of the proved reserves, to be realized from production from proved reserves in the Permit area, plus (II) without duplication, amounts projected to be repaid by Hydro-Congo pursuant to
                 Article 9.02 of the JOA on the advance accounts of the Borrower and the Other Borrower during the projection period, less (III) the aggregate amount of Project Expenses projected to be paid during the projection period, plus (IV) the aggregate amount of such Project Expenses reasonably expected to be funded by the proceeds of Disbursements made (or to be made) on or prior to the date of determination. The Future Cash Flows shall be computed on the basis of projections and the related price of Oil determined by the Engineer for purposes of the Engineer's Report.

         "GAAP" means generally accepted accounting principles in the United
                 States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

         "GORC" means the Government of the Congo.

         "GORC Approval Letters" means collectively the letter dated February
                 22, 1995 from the Minister of Foreign Affairs of the Congo, the letters dated February 14, 1995 from the Minister of Hydrocarbons of the Congo, and the letter dated February 22, 1995 from the President of Hydro-Congo.

         "Governmental Body" means and includes any national, federal, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign, or any political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including without limitation all commissions, boards, bureaus, arbitrators and arbitration panels, and any corporation, authority or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

         "Guaranty Fee" has the meaning set forth in Section 2.09.

         "Hazardous Materials" means any hazardous, toxic or dangerous waste, substance or material defined as such in any of the applicable Environmental Laws.

         "Holder" means any holder of a fractional, undivided beneficial interest in the Loan and the Notes, pursuant to the terms of the Participation and Guaranty Agreement.

         "Holding Company" has the meaning set forth in the recitals to this Agreement.

         "Hydro-Congo" means Societe Nationale de Recherches et d'Exploration
                 Petrolieres Hydro-Congo, a Congolese corporation that is wholly-owned by the GORC.

         "Indebtedness" of any Person means, at any date, all or any liabilities, obligations and reserves, contingent or otherwise, which, in accordance with GAAP, would be reflected as a liability on a balance sheet, including without limitation, (i) any obligation of such Person for borrowed money or arising out of any credit facility, (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligation of such Person to pay the deferred purchase price of property or services, (iv) any obligation of such Person under conditional sales or other title retention agreements, (v) the net aggregate rentals under any lease by such Person as lessee which under GAAP would be capitalized on the books of the lessee or which is the substantial equivalent of the financing of the property so leased, (vi) any obligation of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) any obligation of such Person secured by any Lien upon property, (viii) any Indebtedness of others secured by a

                 Lien on any asset of such Person and (ix) any Indebtedness of others guaranteed, directly or indirectly, by such Person.

         "Indemnified Persons" has the meaning set forth in Section 12.11.

         "Independent Voluntary Prepayment Date" has the meaning set forth in
                 Section 2.07(b).

         "Individual Present Value Ratio" means the ratio determined in a manner identical to the Aggregate Present Value Ratio but taking into account only (i) Future Cash Flows attributable to the Interests of the Borrower and (ii) the Loan.

         "Interests" means the beneficial interests in the Permit.

         "Inter-Purchaser Agreement" means the Inter-Purchaser Agreement, to be entered into in connection with the Mergers, between the Borrower and the Other Borrower.

         "IRS" means the Internal Revenue Service of the United States
                 Department of the Treasury.

         "Issuing Instructions" has the meaning set forth in the Participation and Guaranty Agreement.

         "JOA" means the Joint Operating Agreement among Hydro-Congo, Kufpec,
                 ACEC (or, following the Merger, the Borrower) and ACPC (or, following the Other Merger, the Other Borrower), as amended from time to time.

         "Kufpec" means Kufpec (Congo) Limited, a Cayman Islands corporation that is wholly-owned by the Kuwait Foreign Petroleum Corporation.

         "Kufpec Acquisition" means the acquisition by the Borrower and/or the Other Borrower of all of the Interests held by Kufpec or all of the outstanding capital stock of Kufpec.

         "Lien" means any lien, pledge, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

         "Loan" means, on any date, the aggregate of the outstanding unpaid principal amounts of the Notes then outstanding.

         "Loan Documents" has the meaning set forth in Section 4.03(a).

         "Loan Maturity Date" means the last occurring Disbursement Maturity
                 Date of any Disbursement made hereunder.

         "Maintenance Fee" has the meaning set forth in Section 2.10(b).

         "Merger Closing Date" means the closing date for the transactions contemplated by the Merger.

         "Merger" means the merger of Walter Congo with and into ACEC pursuant to the Plan of Merger contemplated by the Stock Purchase Agreement.

         "Mergers" means the Merger and the Other Merger.

         "Net Cash Flow" means, for any period, the aggregate Proceeds attributable to the Interests of the Borrower and the Other Borrower less the aggregate Operating Costs and Required Payments for such period (as such terms are defined in the Escrow Agreement).

         "Net Income" means, with respect to any Person for any fiscal period, the net income of such Person for such period after Taxes but before extraordinary items, determined in accordance with GAAP.

         "New Walter Congo" means, from and after the effective time of the Merger, Walter Congo International, Inc., a Delaware corporation and the surviving entity of the Merger of Walter Congo into ACEC.

         "Note" or "Notes" means any promissory note issued by the Borrower pursuant to this Agreement and the Participation and Guaranty Agreement, substantially in the form of Exhibit A to the Participation and Guaranty Agreement.

         "Nuevo Congo" means The Nuevo Congo Company, a Texas corporation.

         "NUFIC" means National Union Fire Insurance Co.

         "Oil" means oil, other hydrocarbons and any other energy natural resources which are exploited in the Permit area as part of the Project.

         "Operator" means New Walter Congo, in its capacity as "Operator" under the JOA and any successor entity appointed as operator pursuant to the JOA.

         "OPIC" means Overseas Private Investment Corporation, an agency of the United States of America.

         "Option Agreement" means the Option Agreement by and among APC, Amoco and OPIC substantially in the form of Schedule L to the Stock Purchase Agreement.

         "Other Borrower" means, prior to the consummation of the Other Merger, Nuevo Congo, and from and after such time, the surviving entity of the Other Merger.

         "Other Finance Agreement" means the Finance Agreement, dated as of the date hereof, by and among the Other Borrower, the Other Holding Company and OPIC.

         "Other Holding Company" means The Congo Holding Company, a Texas corporation which owns all of the issued and outstanding capital stock of the Other Borrower.

         "Other Loan" means, on any date, the aggregate of the unpaid principal amounts of the notes outstanding under the Other Finance Agreement.

         "Other Merger" means the merger of Nuevo Congo with and into ACPC pursuant to the Other Plan of Merger contemplated by the Stock Purchase Agreement.

         "Other Parent" means Nuevo Energy Company, a Delaware corporation which owns all of the issued and outstanding capital stock of the Other Holding Company.

         "Other Participation and Guaranty Agreement" means the Participation and Guaranty Agreement among the Other Borrower, OPIC and the Paying Agent.

         "Other Plan of Merger" means the Agreement and Plan of Merger of Nuevo Congo with and into ACPC substantially in the form of Schedule M-2 to the Stock Purchase Agreement.

         "Other Subordination Agreement" means the Subordination Agreement by and among OPIC, the Other Borrower, the Other Holding Company and the Other Parent.

         "Parent" means Walter International, Inc., a Texas corporation, which owns all of the issued and outstanding capital stock of the Holding Company.

         "Parent Reimbursement Agreement" means a Reimbursement Agreement, which may be entered into pursuant to the Escrow Agreement between OPIC and the Parent, substantially in the form attached to the Escrow Agreement as Exhibit A thereto.

         "Parent Tax Indemnity Agreement" means the Tax Indemnity Agreement to be entered into pursuant hereto, between the Parent and OPIC, substantially in the form attached hereto as Exhibit G.

         "Parents" means the Parent and the Other Parent.

         "Participation and Guaranty Agreement" means the Participation and OPIC Guaranty Agreement among the Borrower, OPIC and the Paying Agent, substantially in the form attached hereto as Exhibit A.

         "Paying Agent" means NationsBank of Texas, N.A., a national banking association, or any successor or successors thereto as Paying Agent under the Participation and Guaranty Agreement and the Other Participation and Guaranty Agreement.

         "Payment Date" means each January 15, April 15, July 15 and October 15 commencing on April 15, 1995 until the Loan and all amounts due hereunder or under the Notes are paid in full, unless such date is not a Business Day, in which case the Payment Date will be the next succeeding Business Day.

         "Payment Target" has the meaning set forth in the Escrow Agreement.

         "Payments Account" has the meaning set forth in the Escrow Agreement.

         "Permit" means the Yombo-Masseko-Youbi exploitation permit created out of the Marine I exploration permit, offshore the Congo, which was issued by Decree 89/211 of the GORC pursuant to the Convention.

         "Person" means and includes an individual, a legal entity, including but not limited to, a partnership, a joint venture, a corporation, a trust and an unincorporated organization, and a government or any department or agency thereof.

         "Phase I Cap Ex" has the meaning set forth in Section 2.01(c).

         "Phase II Cap Ex" has the meaning set forth in Section 2.01(c).

         "Plan of Merger" means the Agreement and Plan of Merger of Walter
                 Congo with and into ACEC substantially in the form of Schedule M-1 to the Stock Purchase Agreement.

         "Prepayment Premium" has the meaning set forth in Section 2.07.

         "Present Value Ratio" means (i) on any date as of which the Loan and the Other Loan are equal, the Aggregate Present Value Ratio and (ii) on any other date, each of (A) the Individual Present Value Ratio and (B) the "Individual Present Value Ratio" as defined in the Other Loan Agreement (it being understood that, on any date described in clause (ii), a requirement that the Present Value Ratio equal 2.0 to 1.0 shall be a requirement that each ratio described in clauses (A) and (B) equal 2.0 to 1.0).

         "Proceeds" has the meaning set forth in the Escrow Agreement.

         "Project" has the meaning set forth in the Recitals.

         "Project Assets" means materials and equipment governed by Article
                 8.01 of the JOA and any other property or assets of the Borrower or the Other Borrower that are used from time to time in connection with the Project.

         "Project Documents" has the meaning set forth in Section 4.03(c).

         "Project Expenses" means, for any applicable period, (i) production and other payments (including royalty recoupment and subordinated debt) to be made by the Borrower or the Other Borrower to Amoco and, if applicable, the seller of the Kufpec Interests, and (ii) Required Payments to the GORC and NUFIC, taxes, operating costs and expenses reasonably projected to be paid and capital expenditures reasonably projected to be necessary, in each case (x) to cause the Oil production for the projection period to be achieved, and (y) to be paid by, or for the account of, the Borrower or the Other Borrower.

         "Required Payments" has the meaning set forth in the Escrow Agreement.

         "Security Documents" has the meaning set forth in Section 4.03(b).

         "Self-Monitoring Questionnaire" means the Annual Self-Monitoring
                 Questionnaire attached hereto as Exhibit I as the same may be revised and supplemented by OPIC from time to time.

         "Stock Pledge Agreement" means the Stock Pledge Agreement to be entered into pursuant hereto, between the Holding Company and OPIC, substantially in the form attached hereto as Exhibit F.

         "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of June 30, 1994, by and among Walter Congo, the Holding Company, the Parent, APC and the other parties named therein.

         "Subordination Agreement" means the Subordination Agreement to be entered into pursuant hereto, by and among OPIC, the Borrower, the Holding Company and the Parent, substantially in the form attached hereto as Exhibit C-1.

         "Tax Agreement" means the Tax Agreement among Walter Congo, the
                 Holding Company, APC, and the other parties thereto, substantially in the form as attached as Exhibit D to the Stock Purchase Agreement.

         "Taxes" has the meaning set forth in Section 2.11.

         "World Bank" means the International Bank for Reconstruction and
                 Development, an international organization headquartered in Washington, D.C., United States of America.


Section 1.02. Interpretation.

         In this Agreement, unless otherwise indicated or otherwise required by the context:

         (a) Reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended or modified from time to time;

         (b) All references to an "Article", "Section", "Schedule" or "Exhibit" are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto;

         (c) The table of contents, article and section headings and other captions in this Agreement are for the purpose of reference only and do not limit or affect its meaning;

         (d) Defined terms in the singular shall, except where the context otherwise requires, include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

         (e) Accounting terms used herein but not defined in Section 1.01 hereof shall have the respective meanings given to them under GAAP;

         (f) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the headings in this Agreement are for the purpose of reference only and do not limit or affect its meaning; and

         (g)     Any reference herein to a time of day means Washington, D.C.
time.

         (h) In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of any certificate or notice delivered pursuant hereto, the terms and provisions of this Agreement shall be controlling for all purposes.


Section 1.03. Project Cost; Financial Plan.

         The total cost of the Project (including provisions for contingencies) is estimated to be the equivalent of $78,300,000 based on the financial plan set forth in Schedule 1.03 hereto (the "Financial Plan").


Section 1.04. Assumption of Obligations.

         Immediately upon the consummation of the Merger and pursuant to the terms of the Plan of Merger, the surviving entity of such Merger shall by operation of law assume and become obligated in respect of all the liabilities and obligations of Walter Congo under the Financing Documents and shall, upon the request of OPIC, countersign the Notes issued to OPIC in connection with the First Disbursement.


                                   ARTICLE II
                          AMOUNT AND TERMS OF THE LOAN

Section 2.01. Amount and Disbursement.

         (a) Subject to the terms and conditions hereof and in accordance with the Participation and Guaranty Agreement, OPIC agrees to make and the Borrower agrees to accept, the Loan for the Project in the principal amount of not more than $25,000,000. Not more than $9,250,000 in Loan proceeds shall be applied to finance the Merger, not more than $750,000 shall be applied to finance the Kufpec Acquisition; and the balance shall be applied to finance the development of Oil reserves in the Permit area.

         (b) Subject to the satisfaction of the conditions set forth in Articles IV, V, VI VII and VIII hereof the Borrower may request Disbursements of the Loan in accordance with the Participation and Guaranty Agreement by delivering Issuing Instructions to OPIC pursuant thereto.

Each Disbursement shall be evidenced by one or more (as OPIC may specify) Notes aggregating the principal amount of the Disbursement and dated the Closing Date. Each Note shall be issued for a term ending on or before the applicable Disbursement Maturity Date. The principal amount of each Disbursement of the Loan will be repaid in Dollars in equal quarterly installments as follows: (i) in the case of the First Disbursement, in no more than 16 quarterly installments commencing on the first Payment Date occurring at least 180 days after the date of such Disbursement, and (ii) in the case of each Disbursement thereafter, in no more than 16 quarterly installments commencing on the first Payment Date occurring at least 90 days after the date of such Disbursement. The outstanding principal amount of the Loan shall not exceed the amount of the Commitment on any date during the Commitment Period. OPIC, in accordance with the Participation and Guaranty Agreement, shall notify the Paying Agent forthwith after the conditions set forth in Article VIII and, as applicable,
Article IV, V, VI or VII have been satisfied or waived.

         (c) The Loan will be disbursed in no more than four (4) separate Disbursements on or prior to the last day of the Commitment Period. The first Disbursement shall be applied to fund the Merger (the "First Disbursement") and shall not exceed the lesser of (i) $9,250,000, (ii) 37.5% of the Deemed Acquisition Costs with respect to the Mergers and (iii) the difference between 50% of such Deemed Acquisition Costs and $2,250,000. The Kufpec Acquisition shall be funded by a single Disbursement in an aggregate amount not to exceed the lesser of (iv) $750,000, (v) 50% of the sum of (X) 50% of the purchase price payable on the date of such acquisition in cash and/or notes and (Y) the applicable Acquisition Expenses and (vi) an amount that, when added to the amount of the First Disbursement, equals 37.5% of the Deemed Acquisition Costs. The first Disbursement to fund development of the Permit area (the "First Development Disbursement") will not exceed the lesser of (vii) $9,350,000,
(viii) 75% of the capital expenditures (the "Phase I Cap Ex") reasonably (in OPIC's sole judgment) estimated to be required, and to be funded by the Borrower, to complete "Phase I" of the Development Plan and (ix) an amount that, when added to the aggregate principal amount of prior Disbursements, equals 75% of the sum of (A) 50% of the Deemed Acquisition Costs and (B) the Phase I Cap Ex; provided, however, that Phase I Cap Ex shall not include capital expenditures relating to wells which are not Designated Wells. The final disbursement to fund development (the "Second Development Disbursement") will be the lesser of (x) an amount equal to the Commitment as of the date of Disbursement, less the aggregate principal amount of all prior Disbursements,
(xi) 75% of the capital expenditures reasonably (in OPIC's sole judgment) estimated to be required, and to be funded by the Borrower, to complete the Development Plan (the "Phase H Cap Ex") and (xii) an amount that, when added to the aggregate principal amount of all prior Disbursements, equals 75% of the sum of (A) actual capital expenditures theretofore incurred by the Borrower to implement the Development Plan, (B) without duplication, the Phase H Cap Ex and
(C) 50% the Deemed Acquisition Costs; provided, however, that Phase H Cap Ex shall not include capital expenditures relating to wells that are not Designated Wells. No Disbursements will be made after the last day of the Commitment Period or in respect of Loan amounts repaid or prepaid.


Section 2.02. Commitment Fee.

         Commencing from the date hereof and continuing through the last day of the Commitment Period, a commitment fee (the "Commitment Fee") shall accrue on a daily basis at the rate of

0.4375% (seven sixteenths of one percent) per annum on the difference, calculated for each day during such period, between (i) the Commitment and (ii) the aggregate principal amount of all Disbursements made on or prior to such day. The Commitment Fee shall be payable in arrears to OPIC on each Payment Date and upon the termination of the Commitment or any portion thereof.


Section 2.03. Cancellation of the Commitment.

         Following consummation of the Merger, the Borrower may cancel all or any part of the Commitment (less the aggregate amount of all Disbursements to the date of cancellation), upon payment to OPIC of a fee (the "Cancellation Fee") equal to 0.5% (one-half of one percent) of the amount of the Commitment then canceled, together with the Commitment Fee accrued on such amount through the date of cancellation provided, however, that such cancellation shall only be effective if at the same time the Other Borrower shall cancel an equal amount of the OPIC commitment to fund the Other Loan. Any part of the Commitment not disbursed at the close of business on the last day of the Commitment Period shall be deemed to have been cancelled and the Cancellation Fee on such amount shall be due and payable. Anything to the contrary herein notwithstanding, if any portion, up to a maximum of $5,650,000, of the Commitment is canceled solely because OPIC (in consultation with the Engineer) and the Borrower shall have determined that further development of the Oil reserves in the Permit area is not economically feasible, then the Cancellation Fee payable with respect to such cancellation shall be 0.25% (one-quarter of one percent) of the amount cancelled.


Section 2.04. Interest.

         Interest payable on any Note shall be at the rate (which may be fixed or floating), or in the amount, specified in such Note (which rate or amount must be satisfactory to OPIC); provided, however, that if the Borrower fails to pay in full when due (whether at scheduled maturity, by acceleration or otherwise) any amount of principal or interest on any Note, the Borrower shall pay interest to OPIC on demand (to the extent permitted by applicable law) at a rate of interest equal to the sum of 2.0% (two percent) plus the rate specified in such Note applied on a daily basis to the amount in default from the due date thereof to the date of actual payment of the defaulted amount.


Section 2.05. Repayment of the Loan.

         Subject to the provisions of Section 2.06, the Borrower shall repay each Note at such times and in such amounts as are set forth in such Note and in the manner prescribed in the Participation and Guaranty Agreement.

         Upon repayment in full of the amounts due under the Notes and the discharge of all obligations of the Borrower under this Agreement and the Participation and Guaranty Agreement, OPIC shall cancel and return each Note to the Borrower.

Section 2.06. Amortization of the Notes.

         Each Disbursement shall mature on the applicable Disbursement Maturity Date and, in accordance with Section 2.01(b), shall have a separate schedule of principal payments for the portion of the Loan advanced pursuant to such Disbursement; and the Note or Notes issued in connection with each such Disbursement shall set forth the scheduled principal payments due on each Payment Date with respect to such portion of the Loan. At any time following the end of the Commitment Period, OPIC may elect to replace outstanding Notes that have identical Note Rates (as defined in the Participation and Guaranty Agreement) with a single Note that consolidates the schedule of principal payments into a single schedule.


Section 2.07. Voluntary Prepayment.

         (a) Subject to the requirements of the Holders and the provisions of Section 2.07(b), on any date the Borrower may, upon not less than ten (10) Business Days' prior notice to OPIC and the Paying Agent, reduce the amount of the Loan outstanding upon (A) the payment to the Holders of any premium or other amount required by such Holders, and (B) the payment to OPIC of a prepayment premium (the "Prepayment Premium") of (i) 3% (three percent) of the amount by, which the Loan is so reduced during the year immediately following the date of the First Disbursement, (ii) 2% (two percent) of the amount by which the Loan is so reduced during the year immediately following the first anniversary of the date of the First Disbursement, and (iii) 1% (one percent) of the amount by which the Loan is so reduced during the year immediately following the second anniversary of the date of the First Disbursement. No prepayment premium shall be payable to OPIC following the third anniversary of the date of the First Disbursement. The amount by which the Loan is so reduced shall be applied against the outstanding Loan in the inverse order of the reductions thereof provided for in all outstanding Notes.

         (b)     Until the date on which the conditions set forth in Section
7.01 have been satisfied in OPIC's sole discretion or OPIC and the Borrower have mutually agreed to the abandonment or discontinuation of the Development Plan (such date, the "Independent Voluntary Prepayment Date"), any voluntary prepayment pursuant to Section 2.07(a) may only be made at the time, and in the amount, of a simultaneous voluntary prepayment of the Other Loan by the Other Borrower pursuant to the Other Finance Agreement. From and after the Independent Voluntary Prepayment Date, the Borrower may make voluntary prepayments on the Loan pursuant to Section 2.07(a) independent of any voluntary prepayment by the Other Borrower.


Section 2.08. Mandatory Prepayment

         The Borrower shall reduce the amount of the Loan outstanding by:

         (a) 50% of the amount by which (x) the aggregate amount of insurance proceeds received by the Borrower, the Other Borrower or the Operator for or in respect of the Interests of the Borrower or the Other Borrower in the Project Assets during any Fiscal Year, other than proceeds received in respect of political risk coverages, which are not applied or committed within

180 days after the receipt thereof to the repair or replacement of such properties or assets, exceeds (y) $500,000; and

         (b) (x) On any date when the Loan and the Other Loan are equal, the Borrower's Share of the amount by which the aggregate outstanding balance of the Loan and the Other Loan exceeds the amount that would yield a Present Value Ratio, as of any date of determination, of at least 2.0 to 1.0, and (y) on any other date, the amount by which the aggregate outstanding balance of the Loan exceeds the amount that would yield an Individual Present Value Ratio of
2.0 to 1.O. Any prepayment obligation arising solely as a result of the Present Value Ratio, or the Individual Present Value Ratio, as applicable, being less than 2.0 to 1.0 but which is at least 1.3 to 1.0 may be satisfied by retaining 100% (one hundred percent) of Net Cash Flow on a reserved basis in the Payments Account, and applying such accumulated amounts to make the required prepayment (together with all interest and fees accrued on the amount prepaid) on successive Payment Dates, until the prepayment obligation has been satisfied in full.

         The reduction in the outstanding Loan occasioned pursuant to this
Section 2.08 shall have the same effect as if such reduction occurred pursuant to Section 2.07 above, except that no Prepayment Premium to OPIC shall be due. Except as provided in Section 2.08(b) above, all mandatory prepayment amounts shall be due immediately.

Section 2.09. OPIC Guaranty Fee.

         The Borrower shall pay to OPIC a fee (the "Guaranty Fee") for its guaranty under the Participation and Guaranty Agreement at the rate of 2.75% (two and three-quarters percent) per annum on the amount of the Loan outstanding from time to time. The Guaranty Fee shall be payable in arrears on each Payment Date and upon the repayment of the Loan in full.

Section 2.10. Facility and Maintenance Fees.

         (a) The Borrower agrees to pay to OPIC a one-time facility fee (the "Facility Fee") in the amount of $250,000, of which a total of $100,000 has previously been paid to OPIC. Of the remaining amount, $100,000 shall be due and payable upon the execution and delivery of this Agreement; and the remaining outstanding balance of $50,000 shall be due and payable on the date of the First Disbursement.

         (b) Commencing on October 15, 1995 and continuing until all amounts due hereunder are paid in full, the Borrower shall pay to OPIC in arrears on October 15 of each year an annual maintenance fee (the "Maintenance Fee") of $2,500.

Section 2.11. Taxes.

         (a) All sums payable by the Borrower hereunder or under the Notes or under the Participation and Guaranty Agreement, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, free of any deductions or withholdings for any and all present and future taxes, levies, imposts, stamps, duties, fees, deductions, charges, withholdings, and all liabilities with respect thereto (herein, collectively, but subject to the following exclusions, referred to as "Taxes"), excluding income, franchise or ad valorem taxes imposed by any jurisdiction as a direct consequence of OPIC, the Paying Agent or any Holder, as the case may be, being organized and existing, qualified to do business, or maintaining a permanent establishment, in such jurisdiction. In the event that the Borrower is prohibited by law from making payments hereunder or under the Notes free of such deductions or withholdings, then the Borrower shall pay such additional amount as may be necessary in order that the actual amount received after such deduction or withholding shall equal the full amount stated to be payable hereunder or under the Notes.

         (b) The Borrower shall pay directly to the appropriate taxing authority any and all present and future Taxes, and all liabilities with respect thereto imposed by law or by any taxing authority on or with regard to any aspect of the transactions contemplated by this Agreement or the execution and delivery of this Agreement, the Notes or the Participation and Guaranty Agreement, except for any Taxes or other liabilities which the Borrower is contesting in good faith by appropriate proceedings, provided that OPIC, the Paying Agent and the Holders shall be indemnified and held harmless from and against any and all liabilities, fees or additional expense with respect to or resulting from any delay in paying, or omission to pay, Taxes. Within 30 days after the payment by the Borrower of any Taxes, the Borrower shall furnish OPIC with the original or a certified copy of the receipt evidencing payment thereof, together with any other information OPIC may reasonably require to establish to its satisfaction that full and timely payment of such Taxes has been made.

         (c) OPIC or the Paying Agent, as the case may be, shall notify the Borrower of any payment of Taxes required or requested of either of them or of any Holder and shall give due consideration to any advice or recommendation given in response thereto by the Borrower, and upon notice from OPIC or the Paying Agent, as the case may be, that Taxes or any liability relating thereto (including penalties and interest) have been paid by any of them, the Borrower shall pay or reimburse such party therefor within 30 days of such notice.

         (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

Section 2.12. Miscellaneous.

         (a) Payment or Reimbursement of Expenses. The Borrower shall pay or reimburse OPIC, upon request, for the Borrower's Share of all costs and expenses incurred by OPIC in connection with the negotiation, preparation, execution and delivery, and implementation of this Agreement, the Commitment Letter, the Notes, the other Financing Documents, the Other Finance Agreement, and the notes and other financing documents related thereto, including, without limitation, (i) the reasonable fees and expenses of outside legal counsel, business consultants and technical advisors (including without limitation all such fees and expenses incurred prior to the date hereof), (ii) all expenses associated with document preparation and distribution, costs of reproducing and binding document transcripts (including up to five copies for OPIC), (iii) all expenses associated with the translation, authentication and recordation (if required) of the Loan, the Other Loan or any of the related documents, and (iv) communication and travel expenses and other such out-of-pocket expenses incurred by OPIC. In addition, the Borrower shall pay or reimburse OPIC, upon request, for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and the reasonable cost of travel) incurred by OPIC in preserving in full force and effect or enforcing its rights hereunder, including collecting amounts due hereunder and under the Notes, the Escrow Agreement, the Participation and Guaranty Agreement, the Subordination Agreement, the Stock Pledge Agreement, and the Assignment Agreement, and such costs and expenses with respect to the other Financing Documents or incurred in connection with the modification, amendment or waiver of any provision of any of the foregoing documents. Such payments or reimbursements shall be due and payable upon the receipt by the Borrower of OPIC's request therefor from time to time; provided, however, that to the extent of any portion of the Facility Fee that previously has been paid to OPIC, travel expenses incurred directly by OPIC prior to the date of the First Disbursement shall be reimbursed out of such Fee. The obligation of the Borrower to pay or reimburse OPIC as provided herein shall remain whether or not any Disbursement occurs under this Agreement.

         (b) Currency and Place of Payments. All payments required hereunder or under the Participation and Guaranty Agreement shall be made in Dollars in immediately available funds without any offset or deduction for Taxes or otherwise to the Paying Agent at the address specified in the Participation and Guaranty Agreement or, as the case may be, to OPIC by wire transfer (via a United States domestic bank) as follows:

                 U.S. Treasury Department
                 New York, NY
                 ABA No. 0210-3000-4
                 TREAS NYC/CTR/BNF=AC-71000001
                 OBI=OPIC Loan Number 679-94-139-IG

         (c) Computation of Interest on Notes and Fees. Except as otherwise provided herein or in the Participation and Guaranty Agreement or in any Note, interest, Commitment Fees and the Guaranty Fee shall be computed on the basis of 360-day years consisting of twelve 30-day months.

         (d) Application of Payments to OPIC. Payments received by OPIC under this Agreement or payments made with respect to any Note shall be applied to amounts due under this Agreement and under the Notes in such manner as OPIC in its sole discretion may determine to be appropriate, notwithstanding any instruction to the contrary from the Borrower.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         Each of the Borrower and the Holding Company represents, covenants, and warrants to OPIC that:

Section 3.01. Existence and Power of the Holding Company and the Borrower.

         Each of the Holding Company and the Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Texas (or, with respect to the Borrower, from and after consummation of the Merger, under the laws of Delaware). Each of the Holding Company and the Borrower is duly authorized to borrow money and create a charge on its properties and to execute, deliver and perform this Agreement, the Notes and each of the other Financing Documents to which it is or will be a party. From and after consummation of the Merger, the Borrower shall be duly registered or qualified to do business as a foreign corporation in the Congo.

Section 3.02. Authority of the Holding Company and the Borrower.

         The Holding Company's and the Borrower's execution, delivery and performance of this Agreement, the Notes (with respect to the Borrower) and each of the other Financing Documents to which it is or will be a party: (i) have been duly authorized by all necessary corporate action; (ii) will not violate any applicable regulation or ruling of any governmental authority; and
(iii) will not breach, or result in the imposition of any Lien upon any of its assets (except as permitted by Section 10.06 hereof) under, any of its Charter Documents or any agreement or other requirement by which it or any of its properties may be bound or affected. The execution and delivery by the Holding Company or the Borrower of this Agreement, the Notes and each of the other Financing Documents to which it is or will be a party will cause each such respective instrument to constitute a legal, valid and binding obligation of the Holding Company or the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except as set forth in Section 3.11 hereof, no consent of any other Person, including shareholders of the Holding Company or the Borrower, is required in connection with the execution, delivery, performance, validity or enforceability of any of the Financing Documents. The Borrower's obligations hereunder and under the Notes will rank not less than pari passu with all of the Borrower's other Indebtedness and obligations.

3.03. Status of Holding Company and Walter Congo.

         Each of the Holding Company and Walter Congo were formed solely for the purpose of the transactions contemplated by the Stock Purchase Agreement and this Agreement; and neither the Holding Company nor Walter Congo have conducted any business, own any assets, or are subject to any liabilities, except, in each case, as are incident to their formation or as contemplated by the Stock Purchase Agreement, the Inter-Purchaser Agreement, or this Agreement.

Section 3.04. Financial Condition.

         The consolidated unaudited balance sheet for ACEC and ACPC (the "Balance Sheet") as at December 1, 1993 (the "Balance Sheet Date") have been furnished to OPIC. The Balance Sheet has been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except for normal year-end adjustments, and (except with regard to insurance and abandonment and removal obligations) fairly presents in all material respects the combined financial position of ACEC and ACPC as of the Balance Sheet Date. Except on account of matters that generally affect the economy or the oil and gas industry, since the Balance Sheet Date there have been no material adverse changes in (i) the assets, liabilities or financial condition of ACEC or ACPC, taken as a whole, from that set forth in the Balance Sheet or (ii) the business or financial condition of ACEC or ACPC, taken as a whole, other than, with respect to clauses (i) and (ii) hereof changes in the ordinary course of business or as permitted in Article 15 of the Stock Purchase Agreement. ACEC owns, free and clear of any security interest, lien or encumbrance, its Participating Interest Share (as defined in the Stock Purchase Agreement) in the JOA and all property owned jointly by the parties to the JOA. Except as set forth on Schedule E of the Stock Purchase Agreement or as otherwise set forth on the Balance Sheet or reflected in the notes thereto, and except with regard to abandonment and removal obligations or liabilities related to national payroll employees, ACEC and ACPC have no obligation or liability material which is to ACEC and ACPC, taken as a whole (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due), other than contractual liabilities incurred in the ordinary course of business which are not required to be disclosed on the Balance Sheet and other than liabilities which have arisen after the Balance Sheet Date in the ordinary course of business, consistent with past practices, or as permitted in Article 15 of the Stock Purchase Agreement

Section 3.05. Capitalization of the Borrower.

         Following consummation of the Merger, the authorized capital of the Borrower shall consist only of ten (10) shares of common stock, par value $100.00 per share. As of the consummation of the Merger, all such capital stock of the Borrower shall have been duly authorized and validly issued, and shall be fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character which restrict the transfer of, require the issuance of, or otherwise relate to any class of the capital stock of the Borrower. From and after the consummation of the Merger, all of the issued and outstanding capital stock of the Borrower shall be owned beneficially and of record by the Holding Company.

Section 3.06. Subsidiaries.

         The Borrower does not own or otherwise control any voting stock of, or have any ownership interest in, any other Person, including any other corporation or partnership.

Section 3.07. Liens.

         The Security Documents are, or upon filing and registration will be, effective to create in favor of OPIC legal, valid and enforceable first Liens on all of the assets intended to be covered thereby. The Borrower does not have outstanding, nor is it contractually bound to create, any

Lien on or with respect to, any of its properties, rights or revenues, except as permitted in Section 10.06.

Section 3.08. Taxes and Reports.

         All material tax returns and reports of the Borrower required by law to be filed in the United States and the Congo, and each governmental subdivision thereof, have been duly filed for periods ending prior to the date of this Agreement, and all material Taxes, assessments, fees and other governmental charges due, or reasonably anticipated to become due with respect to the period up to and including the first Closing Date, in respect of the Borrower, or any assets, income or franchises of the Borrower, have been duly paid, or have been adequately provided for on the books of the Borrower.

Section 3.09. Defaults.

         No Event of Default hereunder, or event which with the passage of time or the giving of notice would constitute an Event of Default hereunder, has occurred and is continuing. Neither the Borrower nor any other party is in breach of any provision of any contract to which the Borrower is a party, which breach would have a material adverse effect upon the Borrower's financial condition or upon the Borrower's right or ability to perform its obligations under this Agreement, any Note or any other Financing Document.

Section 3.10. Litigation.

         No action, suit, other legal proceeding, arbitral proceeding or investigation is pending by or before any domestic or foreign court or governmental authority or in any arbitral or other forum, or, to the knowledge of the Borrower after due inquiry, is threatened, against the Borrower, the Holding Company or the Parent (or, to the best knowledge of the Borrower, the Other Borrower or the Operator) or any of its properties or rights that (i) relates to any of the transactions contemplated by this Agreement or any other Financing Document, or (ii) has, or if adversely determined would have, a material adverse effect on the Borrower's financial condition or on its right or ability to perform its obligations under this Agreement, any Note or any other Financing Document.

Section 3.11. Compliance with Law.

         The Borrower is conducting its business and the Project is being operated in compliance in all material respects with all applicable laws, regulations and authorizations of all relevant governmental authorities, non-compliance with which could reasonably be expected to have material adverse legal or financial consequences for the Borrower, and in compliance with its Charter Documents. The Borrower or the Operator has duly obtained all material consents, licenses, approvals and authorizations and has effected all declarations, filings and registrations necessary for the due execution, delivery and performance by the Borrower of this Agreement, the Notes and each of the other Financing Documents to which it is or will be a party, except for those relating to future operations and transactions, which are expected to be obtained as a matter of course.

Section 3.12. Easements, Property Interests, Utilities, Etc.

         All easements, leasehold and other property interests, and to the knowledge of the Borrower after due inquiry, all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion and operation of the Project in accordance with applicable requirements of law and the Financing Documents (including, without limitations gas, electrical water and sewage services and facilities) have been procured or are commercially available to the Project, and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights. To the best knowledge of the Borrower after due inquiry, no material licenses, trademarks, patents or other similar agreements are necessary for the construction, ownership, operation and maintenance of the Project.

Section 3.13. Environmental Matters.

         (a) The Borrower has duly complied with, and its businesses, operations, assets, equipment, property, leaseholds, or other facilities are materially in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. The Borrower (x) has been issued and will maintain all required permits, licenses, certificates and approvals relating to, and (y) has received no complaint, order, directive, claim, citation or notice by any governmental authority or any Person with respect to: (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (vi) other environmental, health or safety matters.

         (b) No real property owned or leased by the Borrower contains, to the Borrower's knowledge after due inquiry, any Hazardous Materials that, under any applicable Congolese Environmental Law currently in effect and under the Applicable World Bank Guidelines (i) could reasonably be expected to impose liability on the Borrower or the Project Assets that could reasonably be expected to have a material adverse effect on the business (including the Project), results of operations or financial condition of the Borrower, (ii) could reasonably be expected to have a material adverse effect on the value or prospects of the Project, or (iii) will result in the imposition of a Lien on the Project Assets or any other real property owned or leased by the Borrower.

Section 3.14. Project Cost.

         The Borrower's good faith estimate of the total cost to the Borrower and the Other Borrower of the Project (including provisions for contingencies) is the equivalent of $78,300,000, based on the Financial Plan set forth in
Schedule 1.03. The Project costs related to the Mergers include an aggregate cash payment of $21,500,000 (representing a purchase price of $31,500,000, reduced by a Balancing Payment (as defined in the Stock Purchase Agreement) of $10,000,000) to APC and estimated Acquisition Expenses of $2,800,000.

Section 3.15. Disclosure.

         All documents, reports or other written information pertaining to the Project (including, without limitation, the Application and this Agreement) which have been furnished to OPIC are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. There is no fact known to the Borrower, that has not been disclosed to OPIC in writing, the existence of which would have a material adverse effect upon the business, operations, properties or prospects of the Borrower or the Other Borrower or the ability of the Borrower or the Other Borrower to perform its respective obligations under any of the Financing Documents. No condition has arisen since the date of the Commitment Letter that has or would have a material adverse effect on the Borrower's ability to perform its obligations hereunder or under the Financing Documents. To the best knowledge of the Borrower, after due inquiry, the representations and warranties of APC in the Stock Purchase Agreement are true and correct in all material respects.

                                   ARTICLE IV
                 CONDITIONS PRECEDENT TO THE FIRST DISBURSEMENT

         Unless OPIC otherwise agrees in writing, the obligation of OPIC to make the First Disbursement of the Loan is subject to the prior fulfillment, to OPIC's satisfaction in its sole discretion, of the following conditions precedent and to their continued turbulent on the date of the First
Disbursement:

Section 4.01. Corporate Authorization.

         (a) OPIC shall have received a certificate of an Authorized Officer of the Borrower and the Holding Company, dated the Closing Date, in form and substance satisfactory to OPIC attaching a copy of each of the Charter Documents of the Borrower (after giving effect to the Merger), as amended to date, certifying that the attached copies are true and complete and in full force and effect as of the Closing Date;

         (b) OPIC shall have received a certificate of an Authorized Officer of each party executing the applicable agreements and documents (i) attaching a true and complete copy of the resolutions of the Board of Directors of each applicable party, and of all documents evidencing any other necessary corporate action (each such resolution and document in form and substance satisfactory to OPIC), authorizing such party to execute, deliver and perform this Agreement, the Notes and each of the other Financing Documents to which it is or will be a party and to engage in the transactions herein contemplated, and certifying that such resolutions and other documents are in full force and effect as of the Closing Date; and (ii) certifying the names, titles and specimen signatures of the Persons who are authorized to execute and deliver on behalf of such party this Agreement, the Notes, each of the other Financing Documents to which it is or will be a party and all other notices or instruments contemplated hereunder.

Section 4.02. Participation and Guaranty Agreement and OPIC's Guaranty.

         The Paying Agent shall have received a duly executed original copy of the Participation and Guaranty Agreement, and OPIC's guaranty thereunder shall be in full force and effect.

Section 4.03. Financing Documents.

         OPIC shall have received the following documents, each of which shall be in form and substance satisfactory to OPIC, each of which shall have been duly executed by the parties thereto and each of which shall be in full force and effect in accordance with its terms without default:

         (a) OPIC shall have received duly executed original copies (except as otherwise indicated) of each of the following agreements and documents (the "Loan Documents"):

                 (i)    this Agreement;

                 (ii) the Note or Notes issued in connection with the First Disbursement;

                 (iii)  the Participation and Guaranty Agreement;

                 (iv)   the Escrow Agreement;

                 (v)    the Option Agreement among OPIC, APC and Amoco;

                 (vi)   the Subordination Agreement;

                 (vii)  the Parent Tax Indemnity Agreement;

                 (viii) the APC Subordination Agreement; and

                 (ix) a form of the Parent Reimbursement Agreement (which shall not be executed).

         (b) OPIC shall have received duly executed original copies (or, at OPIC's sole discretion, a true and complete copy) of the following agreements and documents (collectively, the "Security Documents"), whereby the payment of all amounts due or to become due hereunder and under the Notes (including but not limited to principal, interest and fees) is secured by valid and enforceable first priority security interest in favor of OPIC on such assets of the Borrower as may be required by OPIC, whether located in the Congo or elsewhere, including:

                 (i)    the Stock Pledge Agreement;

                 (ii)   the Escrow Agreement;

                 (iii)  the Assignment Agreement; and

                 (iv) all such other agreements, documents or actions which OPIC determines are necessary to secure the payment of all amounts due or to become due hereunder and under the Notes.

Each of the Security Documents shall be in full force and effect and shall have been duly filed and registered in every jurisdiction in which such filing and recording is necessary to make valid and effective the Liens intended to be created thereby, and the rights of OPIC thereunder, and OPIC shall have received evidence satisfactory to it that such filing and registration has been made.

         (c) OPIC shall have received copies of the following agreements, each of which shall be in form and substance satisfactory to OPIC, shall have been duly executed by the parties thereto and shall have been certified by an Authorized Officer of the Borrower as being true and complete and in full force and effect in accordance with its terms without default (the "Project Documents"):

                 (i)    the JOA;

                 (ii)   the Convention;

                 (iii)  the Permit;

                 (iv)   the Inter-Purchaser Agreement;

                 (v)    the Stock Purchase Agreement;

                 (vi)   the Tax Agreement;

                 (vii) the Closing Agreement (which shall have been approved by the other parties and submitted to the IRS for approval); and

                 (viii) the Plan of Merger and the Other Plan of Merger.

Section 4.04. Stock Purchase Agreement.

         (a) OPIC shall have received a copy of the officer's certificate of APC delivered to the Borrower and the Holding Company or the Parent pursuant to the Stock Purchase Agreement certifying that (i) all representations and warranties of APC in the Stock Purchase Agreement shall be true and correct as of the date of the First Disbursement; (ii) all conditions to the obligations of the Purchasers (as defined in the Stock Purchase Agreement) under the Stock Purchase Agreement have been satisfied or, with OPIC's prior written consent, waived; and (iii) APC is ready, willing and able to consummate the Mergers simultaneously with the First Disbursement.

         (b) OPIC shall be satisfied, in its sole discretion, with the computation and effect of the "Balancing Payment" to be made pursuant to
Section 3 of the Stock Purchase Agreement, as certified to OPIC by the Borrower.

         (c) OPIC shall have received original counterparts or certified true copies of all documents, agreements and instruments to be delivered pursuant to the Stock Purchase Agreement, and all such agreements, documents and instruments shall be satisfactory in form and substance to OPIC.

Section 4.05. Engineer's Report

OPIC shall have received a report, in form and substance satisfactory to OPIC, from the Engineer dated May 20, 1994 (which shall include an analysis dated as of January 1, 1994), or such other current date as OPIC may request, which report shall contain projections of production from proved reserves allocable to the Interests of the Borrower and the Other Borrower and the related Future Cash Flows allocable to such Interests, adjusted to the date of the First Disbursement. OPIC shall also have received a certificate from an Authorized Officer of the Borrower stating that, based on such projections, the Present Value Ratio shall be at least 2.0 to 1.0 immediately following such Disbursement.

Section 4.06. Parents' Equity Investment.

         OPIC shall have received evidence satisfactory to it that the Parent has contributed at least $2,937,500 in equity capital to the Borrower and that the Other Parent has contributed at least $2,937,500 in equity capital to the Other Borrower.

Section 4.07. Government Approvals.

         OPIC shall have received copies, certified by an Authorized Officer of the Borrower as true and complete and in full force and effect, of any registration, governmental consent, approval or permit required by the GORC or obtained in compliance with Section 3.11 hereof or which, in the opinion of special legal counsel to OPIC in the Congo, are necessary for (i) the approval of the Project by the GORC for purposes of the OPIC guaranty under the Participation and Guaranty

Agreement, and (ii) this Agreement, the Loan and the Note(s) and the payment of all amounts due or to become due with respect thereto not to be subject to any Taxes.

         Such registrations, consents, approvals or permits shall include, without limitation, (x) the Convention, (y) the Government of the Congo Decree No. 89/211, dated March 15, 1989, granting the Permit, and (z) the GORC Approval Letters.

Section 4.08. Financial Condition of the Borrower.

         OPIC shall have received evidence satisfactory to it, which may, at OPIC's request, include a certificate from the Borrower's chief financial officer or other officer satisfactory to OPIC substantially in the form attached as Exhibit K hereto, with respect to the financial solvency of the Borrower after giving effect to the Merger and the First Disbursement.

Section 4.09. Insurance.

         OPIC shall have received evidence satisfactory to it that the insurance required by Section 9.05 hereof is in full force and effect without default.

Section 4.10. Development Plan.

         OPIC shall have received from the Borrower the Development Plan prepared jointly by the Borrower and the Other Borrower (certified by an Authorized Officer of each of the Borrower and the Other Borrower as true and correct), which shall be in form and substance satisfactory to OPIC. In the event of any inconsistency between the terms and provisions of this Agreement and those contained in the Development Plan, the terms and provisions of this Agreement shall be governing.

Section 4.11. Environmental and Worker Rights Matters.

         (a) OPIC shall have received a certificate from an Authorized Officer of the Borrower or other evidence reasonably satisfactory to OPIC affirming that, after giving effect to the Merger, the Borrower will be in compliance with the more stringent of the Applicable World Bank Guidelines or Congolese Environmental Laws relating to, without limitation, the prevention and, if necessary, the mitigation of any potential adverse environmental consequences arising from the Project.

         (b) OPIC shall also have received a certificate from an Authorized Officer of the Borrower or other evidence reasonably satisfactory to OPIC affirming that each of the Operator and the Borrower (i) is not taking any actions to prevent employees of the Borrower or Other Borrower from lawfully exercising their right of association and their right to organize and bargain collectively; (ii) is observing applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work, and occupational health and safety, and (iii) are not utilizing forced or compulsory labor. The Borrower is not responsible under this Section 4.11 for the actions of a government that may affect any of the foregoing.

Section 4.12. Appointment of Agent.

         OPIC shall have received evidence that the agent for service of process referred to in Section 11.03 has been duly appointed and holds such appointment without reservation until the Loan Maturity Date.

Section 4.13. Legal Opinions.

         OPIC shall have received written opinions, dated the Closing Date, in form and substance satisfactory to OPIC, of (i) United States counsel to the Holding Company and the Borrower, and (ii) Moquet Borde & Associes Societe d'Avocats.

Section 4.14. Accountants.

         OPIC shall have received evidence satisfactory to it that the Borrower (or, if separate audited financial statements of the Borrower are not prepared, then the Parent) has authorized its independent accountants to communicate with OPIC as required by Section 9.06.

Section 4.15. Capital and Organizational Structure of the Borrower.

         OPIC shall have received originals or copies of such documents, which shall be in form and substance satisfactory to OPIC, evidencing all shareholder and management arrangements among the Borrower, the Holding Company and the Parent as OPIC shall reasonably request, in each case duly executed by the parties to each such agreement and certified by Authorized Officers of the Borrower as being true and correct and in full force and effect in accordance with their terms without default.

Section 4.16. Escrow Arrangements.

         OPIC shall have received a duly executed copy of the Escrow Agreement and evidence satisfactory to OPIC in its sole discretion that, pursuant to the Escrow Agreement, the Borrower has established the Escrow Accounts (as defined in the Escrow Agreement) denominated in Dollars at the banking offices of the initial Escrow Agent.

Section 4.17. Other Documents.

         OPIC shall have received such other certificates, opinions, agreements and documents, each in form and substance satisfactory to OPIC, as it may reasonably request.

                                   ARTICLE V
                    CONDITIONS PRECEDENT TO THE DISBURSEMENT
                           FOR THE KUFPEC ACQUISITION

         Unless OPIC otherwise agrees in writing, the obligation of OPIC to make the Disbursement for the Kufpec Acquisition is subject to the prior fulfillment, to OPIC's satisfaction in its sole discretion, of the following conditions precedent and to their continued fulfillment on the date of the Disbursement for the Kufpec Acquisition.

Section 5.01. Kufpec Acquisition.

         All representations and warranties of the seller in the acquisition agreement for the Kufpec Acquisition shall be true and correct as of the Closing Date of the Disbursement; all conditions to the obligations of the Purchasers (as defined in the acquisition documents for the Kufpec Acquisition) under such agreement shall have been satisfied (or waived with OPIC's consent); all parties to such agreement shall be ready, willing and able to consummate the Kufpec Acquisition; and the acquisition agreement, all documents, agreements and instruments to be delivered pursuant thereto, the structure of the acquisition and any purchase price or similar adjustments to be made pursuant thereto, shall be satisfactory in form and substance to OPIC.

Section 5.02. Corporate Authorization.

         OPIC shall have received satisfactory evidence of all necessary corporate authorizations, including resolutions authorizing the Kufpec Acquisition and all related obligations of the Borrower, the Holding Company and the Parent, and OPIC shall otherwise be satisfied with all corporate proceedings in connection with the Kufpec Acquisition.

Section 5.03. Legal Opinions.

         OPIC shall have been authorized by counsel to Kufpec to rely on any opinion of such counsel delivered to the Borrower as if such opinion were addressed to OPIC, and shall have received opinions of counsel dated the date of such Disbursement, confirming in form and substance satisfactory to OPIC the continuing validity of the opinions delivered for the First Disbursement.

Section 5.04. Governmental Approvals.

         Such governmental approvals and consents as OPIC in its sole discretion shall deem necessary shall have been received with respect to the Kufpec Acquisition.

Section 5.05. Parent Equity Contributions.

         OPIC shall have received evidence satisfactory to it that the Parent has contributed at least $1,250,000 in equity capital or subordinated debt (on terms and conditions satisfactory to OPIC) and that the Other Parent has contributed at least $1,250,000 in equity capital or subordinated debt (on terms and conditions satisfactory to OPIC) to the Other Borrower.

Section 5.06. Amendments to the Financing Documents.

         An amendment or amendments in form and substance satisfactory to OPIC, shall have been executed and delivered by the applicable parties making such changes to this Agreement and/or the Financing Documents as may, in OPIC's judgment, be required in connection with the consummation of the Kufpec Acquisition. Without limiting the foregoing, the Financing Documents shall be amended or supplemented in connection with the Kufpec Acquisition as necessary in OPIC's judgment to create Liens for the benefit of OPIC on the Kufpec stock and/or the Interests held by Kufpec, as applicable, equivalent to the Liens provided by the Security Documents.

Section 5.07. Engineer's Report and Borrower's Certificate.

         OPIC shall have received (i) a written report by the Engineer dated as of a current date acceptable to OPIC, satisfactory to OPIC in form and substance, containing projections of production from proved reserves allocable to the Interests of the Borrower and the Other Borrower and the related Future Cash Flows, adjusted to the Closing Date of the Disbursement for the Kufpec Acquisition (and giving effect to such Disbursement) and (ii) a certificate of an Authorized Officer of each of the Borrower and the Other Borrower showing the Present Value Ratio as of such date (after taking into account such Disbursement) to be at least 2.0 to 1.0.

                                   ARTICLE VI
                          CONDITIONS PRECEDENT TO THE
                         FIRST DEVELOPMENT DISBURSEMENT

         Unless OPIC otherwise agrees in writing, the obligation of OPIC to make the First Development Disbursement of the Loan is subject to the prior fulfillment, to OPIC's satisfaction in its sole discretion, of the following conditions precedent and to their continued fulfillment on the Closing Date of the First Development Disbursement.

Section 6.01. Normal Field Operations.

         Not less than 60 days shall have elapsed since the consummation of the Merger and, during such period, normal field operations at the Project shall have been conducted and production levels shall have been substantially as projected in the Engineering Report.

Section 6.02. Engineer's Report and Borrower's Certificate; Treatment of Designated Wells.

         (a) OPIC shall have received (i) a written report by the Engineer dated as of a current date acceptable to OPIC, and satisfactory to OPIC in form and substance, containing projections of production from proved reserves allocable to the Interests of the Borrower and the Other Borrower and the related Future Cash Flows, adjusted to the Closing Date of the First Development Disbursement (and giving effect to such Disbursement) and (ii) a certificate of an Authorized Officer of each of the Borrower and the Other Borrower showing the Present Value Ratio as of such date (after taking into account such Disbursement) to be at least 2.0 to 1.0.

         (b) OPIC shall be satisfied, in its sole discretion, with the Development Plan as amended to the Closing Date of the First Development Disbursement and with the identification and treatment of Designated Wells and non-designated wells, including as set forth in the Development Plan as amended to such date.

         (c) OPIC shall have received a certificate of an Authorized Officer of the Borrower in form and substance satisfactory to OPIC (i) setting forth the results of the post-closing audit and related adjustment, if any, to the "Balancing Payment" contemplated by the Stock Purchase Agreement and (ii) certifying the actual Acquisition Expenses of the Mergers.

                                  ARTICLE VII
                          CONDITIONS PRECEDENT TO THE
                        SECOND DEVELOPMENT DISBURSEMENT

         Unless OPIC otherwise agrees in writing, the obligation of OPIC to make the Second Development Disbursement is subject to the prior fulfillment, to OPIC's satisfaction in its sole discretion, of the Following conditions precedent and to their continued fulfillment on the Closing Date of the Second Development Disbursement.

Section 7.01. Completion of Phase 1; Development Plan.

         Phase I of the Development Plan shall have been completed by the Borrower and the Other Borrower, and the wells drilled as part of Phase I shall have been in normal field operations for at least 30 days, and production levels during such 30-day period shall have been substantially as projected in the Engineering Report. An amended Development Plan providing detail for the

Phase II development of the Permit area shall have been delivered to OPIC and shall be satisfactory in form and substance to OPIC.

Section 7.02. Engineer's Report.

         OPIC shall have received (i) a written report by the Engineer dated as of a current date acceptable to OPIC, and satisfactory to OPIC in form and substance, containing projections of production from proved Borrower and the related Future Cash Flows, adjusted to the Closing Date of the Second Development Disbursement (and giving effect to such Disbursement) and (ii) a certificate of an Authorized Officer of each of the Borrower and the Other Borrower showing the Present Value Ratio as of such date (after taking into account such Disbursement) to be at least 2.0 to 1.0.

                                  ARTICLE VIII
                   CONDITIONS PRECEDENT TO ALL DISBURSEMENTS

         Unless OPIC otherwise agrees in writing and save as otherwise provided herein, it shall be a condition precedent to the Borrower's right to each Disbursement (including the First Disbursement), that each of the following conditions be satisfied on the date of any such Disbursement:

Section 8.01. Representations and Defaults.

         The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on the date of such Disbursement after giving effect to such Disbursement and, in the case of the Mergers or the Kufpec Acquisition, the consummation of the contemplated transactions, as if made on such date, and on such date (after giving such effect) no Event of Default, and no event or condition which with lapse of time or the giving of notice, or both, would constitute an Event of Default, shall exist.

Section 8.02. Change in Circumstances; Tax Events.

         At the time of each Disbursement: (a) no change in circumstances shall have occurred which could reasonably be expected to materially adversely affect
(I) the financial condition of the Borrower, (II) OPIC's rights and remedies in respect of the Loan, or (III) the ability of the Borrower, the Holding Company or the Parent (x) to fulfill its respective obligations under the Financing Documents or (y) otherwise to complete the Project in accordance with the Development Plan; and (b) no "Triggering Event' shall have occurred under the "dual consolidated loss" provisions of the Internal Revenue Code of 1986, as amended.

Section 8.03. Certification.

         The Borrower shall have furnished OPIC with a certificate of an Authorized Officer of the Borrower, dated the date of such Disbursement, in form and substance satisfactory to OPIC (i) certifying the satisfaction of each of the conditions set forth in Section 8.01 hereof, (ii) setting forth the Project costs to which any prior Disbursements have been applied, (iii) setting forth the Project costs to which the present Disbursement will be applied and certifying that the proceeds of such Disbursement are presently needed for these purposes, and (iv) setting forth the pro forma Escrow Account funding as of the first Payment Date following such Disbursement and certifying that, as of such Payment Date, the Payment Target will be fully reserved in the Payments Account.

Section 8.04. Payment or Reimbursement of Expenses.

         All fees and other amounts due to OPIC on or prior to the date of such Disbursement with respect to the making of the Loan, and all other amounts payable or reimbursable by the Borrower in connection with the making of the Loan, shall have been paid, including, but not limited to, (i) the Commitment Fee, (ii) the Facility Fee, (iii) any Taxes payable pursuant to Section 2.11,
(iv) any amounts payable pursuant to Section 2.12(a), including the fees and expenses of OPIC legal counsel and business consultants and the costs of registration and recordation of any of the Financing Documents, and (v) the fees of the agent for service of process referred to in Section 11.03.

Section 8.05. OPIC Notifications to Paying Agent.

         If any condition set forth in this Article VIII shall not be satisfied or waived by OPIC, OPIC shall be entitled to notify the Paying Agent to the effect that (i) such condition has not been satisfied and (ii) the Paying Agent should cease authenticating and issuing Participation Certificates (as defined in the Participation and Guaranty Agreement). If OPIC shall have notified the Paying Agent to cease authenticating and issuing Participation Certificates, as aforesaid, OPIC shall, when the conditions set forth in this Article VIII have been satisfied or waived, forthwith dispatch a further notice to the Paying Agent to the effect that the Paying Agent should resume authenticating and issuing Participation Certificates in accordance with the Participation and Guaranty Agreement.

Section 8.06. Disbursement to Other Borrower.

         The Other Borrower shall have requested a disbursement under the Other Finance Agreement in the same amount and for the same purposes as the Disbursement hereunder, and as of the date of the proposed Disbursement hereunder all conditions precedent to the disbursement to the Other Borrower shall be satisfied.

Section 8.07. Delivery of Note(s) to OPIC.

         OPIC shall have received an executed copy of the Note or Notes to be issued in connection with the Applicable Disbursement.

                                   ARTICLE IX
                             AFFIRMATIVE COVENANTS

         Unless OPIC otherwise agrees in writing, so long as the Commitment shall remain outstanding and until all amounts due and to become due hereunder and under the Notes shall have been paid in full, each of the Borrower and the Holding Company covenants and agrees as follows:

Section 9.01. Permit Area Development.

         The Borrower shall, together with the Other Borrower, develop the Permit area pursuant to the Development Plan, shall apply the proceeds of the Loan exclusively to the Project and shall use its best efforts to cause the Project to be developed in accordance with the Development Plan (and, if the Second Development Disbursement is made, in accordance with the amended Development Plan providing for the Phase II development of the Permit area). If the Borrower becomes unable to achieve the undertakings set out in the preceding sentence, or becomes unable to meet its other obligations hereunder, it shall promptly so notify OPIC.

Section 9.02. Borrower Operations.

The Borrower shall comply with and perform its obligations and undertakings under this Agreement, the Notes, and each of the other Financing Documents to which it is a party. The Borrower shall conduct its operations on the basis of customary commercial practice and arm's-length arrangements, with due diligence and efficiency and under the supervision of qualified and experienced management. The Borrower shall repair, replace and protect each of its assets so that its business can be conducted properly at all times.

Section 9.03. Maintenance of Rights and Compliance with Laws.

         The Borrower shall (i) whenever in its power to do so, acquire, maintain and if necessary renew all rights, contracts, powers, privileges, leases, lands, sanctions and franchises necessary for the conduct of its business and the performance of its obligations hereunder and under the other Financing Documents; (ii) conduct its business in compliance in all material respects with all applicable laws and directives of governmental authorities having force of law, including applicable environmental, health and safety standards; and (iii) duly pay before they become overdue all Taxes, assessments and other government charges levied or imposed in any jurisdiction upon its property, earnings or business, except amounts being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves in accordance with GAAP shall have been established.

Section 9.04. Government Approvals.

         The Borrower shall obtain, and shall at all times maintain in full force and effect, all material consents, licenses, registrations, approvals and authorizations necessary for the performance by the Borrower of this Agreement, the Notes and each of the other Financing Documents to which it is a party.

Section 9.05. Insurance.

         (a) The Borrower shall maintain or cause to be maintained in effect insurance with respect to its Interest in the Project and the assets thereof, against such hazards (including, without limitation, fire, lightning, collapse, wind and hail, explosion, smoke, aircraft and vehicles, riot, civil commotion, vandalism, other extended coverage risks, flood and earthquake, environmental remediation and sudden and accidental seepage and pollution, and any other hazards to the extent that properties of a nature similar to those included in the Project and in the same or similar localities are usually insured), in such form (including the form of the loss payable clauses) and with such insurers as shall be selected by the Borrower and approved by OPIC (such approval not to be withheld unreasonably), such insurance to be in such amount as the Borrower would, in the prudent management of its property, maintain, or would be maintained by others similarly situated in respect of property similar to the Project, provided that (i) the amount of such insurance with respect to the Project shall not at any time be less than the amount of all obligations of the Borrower from time to time owing to OPIC under this Agreement or any other Financing Document, whether for principal, interest, fees, expenses or otherwise and (ii) such insurance shall be on a "no co-insurance/agreed-amount" basis.

         The Borrower shall also carry workmen's compensation insurance, disability benefits insurance, and such other form of insurance which the Borrower is required by law to provide, covering loss resulting from injury, sickness, disability, or death of the employees of the Borrower.

         All insurance policies required hereby covering loss or damage to the Project shall name the Borrower and the Other Borrower as additional insureds as their interests may appear and shall provide that any payment thereunder for any loss or damage shall be made to OPIC (unless otherwise approved by OPIC), except that such policies may provide that any payment of less than $250,000 made in respect of any single casualty or other occurrence may be paid solely to the Borrower. OPIC shall apply all such proceeds as a prepayment of the Loans pursuant to Section 2.08, provided that OPIC shall forthwith remit to the Borrower any proceeds paid to OPIC, (i) upon certification by the Borrower that the property damaged or lost has been fully repaired or replaced, or (ii) if, within 60 days of the event giving rise to such payment of proceeds, OPIC shall have approved a plan submitted by the Borrower whereby the property damaged or destroyed by such event is to be fully repaired or replaced, and provided further that if an Event of Default shall have occurred and be continuing, OPIC shall apply such amount in accordance with Section 11.02.

Any other permitted payee of such insurance proceeds shall also apply all such proceeds as a prepayment of the Loan pursuant to Section 2.08, provided that, if within 60 days of the event giving rise to such payment of proceeds, OPIC shall have approved a plan submitted by the Borrower whereby application of such proceeds shall not be required. Each such policy shall expressly provide that all provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each such insured; each such policy shall waive any right of subrogation of the insurers to any rights of the Borrower or OPIC in respect of any liability of the Borrower or OPIC; and shall waive any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Borrower or OPIC; each such policy shall provide that, if such insurance is cancelled, terminated or materially changed for any reason whatsoever (other than non-payment of premium), the insurers will provide 30 days' prior notice of such cancellation, termination or change; and each such policy shall provide, or each insurer shall agree with OPIC, that the insurer shall give OPIC 30 days' prior notice of the expiration of insurance under such policy in accordance with its terms if the Borrower has failed by such time to pay any premium due in respect of the renewal of insurance under such policy.

         (b) The Borrower shall, without cost to OPIC, maintain or cause to be maintained in effect insurance policies with respect to the Project insuring against liability for death of, or loss, injury or damage to, the person or property of others from such risks, in such form and with such insurers as shall (in the case of such risks, form and insurers) be selected by the Borrower and approved by OPIC (which approval shall not be unreasonably withheld) and in such amounts as the Borrower would in the prudent management of its property maintain, or would be maintained by others similarly situated in respect of property similar to the Project. Each of the insurance policies maintained in accordance with this Section 9.05(b) shall name the Borrower and OPIC as additional insureds thereunder with respect to the Project. Each such insurance policy shall expressly provide that all of the provisions thereof except the limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of the Borrower) shall operate in the same manner as if there were a separate policy covering each insured, and shall provide that such insurance, as to the interest of OPIC therein, shall not be invalidated by the use or operation of the Project for purposes which are not permitted by such policy.

         (c) On or before the date of the First Disbursement hereunder and thereafter at intervals of not more than twelve calendar months (or less at the request of OPIC) until all obligations of the Borrower under the Financing Documents shall have been paid in full, the Borrower shall furnish to OPIC a certificate signed by a duly authorized representative of each insurer, showing the insurance then maintained by the Borrower pursuant to this Section 9.05. The Borrower shall use its best efforts to cause the insurers with whom it maintains such insurance to agree to advise the Borrower and OPIC in writing promptly of any default in the payment of any premiums or any other act or omission on the part of the Borrower of which they have knowledge and which might invalidate or render unenforceable, in whole or in party, any such insurance.

         (d) In the event the Borrower fails to take out or maintain the full insurance coverage required by this Agreement, fails to pay the fees and other charges referred to in Section 9.05(a) at or prior to the time they are required to be paid, or fails to keep the Project in good order and repair and in as reasonably safe conditions as its operations permit, OPIC, upon thirty days' written notice (unless the aforementioned insurance would lapse within such period or such other event as would lessen the security for the Loan would occur, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure on its part, may (but shall not be obligated to) take out the required policies of insurance. and pay the premiums on the same, pay such taxes or other charges or complete the Project or make such repairs, renewals and replacements as may be necessary to maintain the Project in good order and repair and in as reasonably safe conditions as the Borrower's operations permit. All amounts so advanced therefor by OPIC shall become an additional obligation of the Borrower to OPIC, and the Borrower will forthwith pay such amounts to OPIC, together with interest thereon at the default rate specified in Section 2.04 from the date so advanced.

Section 9.06. Accounting and Financial Management.

         (a) The Borrower shall (i) maintain adequate management information and cost control systems, (ii) maintain a system of accounting,
(iii) prepare its Financial Statements in accordance with GAAP, (iv) engage independent internationally-recognized accountants satisfactory to OPIC, (v) notify OPIC of any change in such accountants and the reason therefor and (vi) upon OPIC's reasonable request to the Borrower, shall instruct such accountants to communicate directly with OPIC regarding the Borrower's accounts and operations.

         (b) The Borrower shall make arrangements satisfactory to OPIC for overseeing the financial operations of the Borrower, including its cash management, accounting and financial reporting, and for overseeing the Borrower's relationship with its lenders and independent accountants; such arrangements may include, but shall not be limited to, employing a chief financial officer to oversee the financial operations of the Borrower.

Section 9.07. Financial Statements and Other Information.

         At its cost the Borrower shall furnish to OPIC each of the following documents:

         (a) Within 45 days after the end of each fiscal quarter of each Fiscal Year, its unaudited Financial Statements, and a comparison between the results of operations included in such Financial Statements and the projections for such fiscal quarter furnished pursuant to Section 9.07(e) below, all certified by the chief financial officer of the Borrower as being complete and correct, together with such officer's certificate that such officer's review has not disclosed the existence of an Event of Default, or an event which with the passage of time or the giving of notice, or both, would constitute an Event of Default, or, if any such event then exists, specifying the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto;

         (b) Within 90 days after the end of each Fiscal Year, its audited Financial Statements, or audited consolidated Financial Statements for the Parent with consolidating statements for the Borrower, together with a certificate by the chief financial officer of the Borrower certifying that such officer's review of such audited Financial Statements has not disclosed the existence of an Event of Default, or an event which with the passage of time or the giving of notice, or both, would constitute an Event of Default or, if any such event then exists, specifying the nature and period of existence thereof and what action the Borrower has taken with respect thereto;

         (c) Until the Borrower and the Other Borrower shall have achieved completion of all activities contemplated by the Development Plan, a joint report by the Borrower and the Other Borrower within 45 days after the end of each fiscal quarter certified by an Authorized Officer setting forth in reasonable detail the progress of the Project, including (i) expenditures of funds, (ii) estimated future costs, (iii) unexpended funds available to the Borrower, (iv) the progress of the major phases of the Project, (v) the acquisition of fixtures and equipment and (vi) any material variation order, amendment or waiver relating to the Development Plan;

         (d) Within 45 days after the end of each Fiscal Year, a report certified by an Authorized Officer setting forth in reasonable detail all transactions, other than in the ordinary course of business, between the Borrower and (x) the Parent or any Affiliate thereof or (y) the Other Borrower or any Affiliate thereof, in each case other than payments pursuant to the Inter-Purchaser Agreement as amended from time to time with OPIC's prior consent.

         (e) Not later than 30 days prior to the beginning of each Fiscal Year, an annual operating forecast which shall be prepared jointly for the Borrower and the Other Borrower, including projected quarterly financial and operational results for the Interests of the Borrower and the Other Borrower for such Fiscal Year, together with a statement of the assumptions on which such forecast is based; and

         (f) Copies of all other annual or interim audit reports submitted to the Borrower by its independent accountants and such other information and data with respect to its operations (including supporting information as to compliance with this Agreement) as OPIC may reasonably request from time to time.

Section 9.08. Access to Records; Inspection; Meetings.

         The Borrower shall, upon request of OPIC, give, or cause to be given, to any representatives of OPIC access during normal business hours to, and permit them to examine, copy and make extracts from, any and all records and documents in the possession or subject to the control of the Borrower relating to its operations and financial affairs and otherwise respecting the Project, and to inspect any of its facilities or properties and the Project site. If OPIC so requests, the Borrower shall give OPIC not less than 15 days' notice of, and shall permit OPIC's Authorized Officer to attend, each meeting of its shareholders and of its directors. Subject to all applicable law, OPIC shall treat the information contained in such records and documents and received in such meetings, or otherwise received from the Borrower, as confidential information not to be disclosed to other parties.

Section 9.09. Notice of Default and Other Matters.

         The Borrower shall promptly and, in any event within five (5) Business Days, notify OPIC of (i) the occurrence of each Event of Default and of each event known to any of its officers which, upon the giving of notice, the lapse of time or both, would become an Event of Default, (ii) any actions, suits, other legal proceedings or arbitral proceedings against the Borrower which involve claims aggregating more than the equivalent of $100,000, (iii) the occurrence of each event of default and of each event known to any of its officers which, upon the giving of notice or the lapse of time or both, would become an event of default under any of the Project Documents; and (iv) the occurrence of any other condition or event (including government action) which is likely to have a material adverse effect on the Borrower's financial condition or its ability to perform its obligations under any of the Financing Documents. Without limiting the foregoing, the Borrower, in its capacity as Operator, shall promptly, and in any event within five (5) Business Days, notify OPIC if any party to the JOA shall fail to advance to the Operator its share of expenditures or to pay its share of costs and expenses as required by the JOA.

Section 9.10. Security Documents.

         The Borrower at its own cost shall take all actions necessary to maintain each of the Security Documents in full force and effect and enforceable in accordance with its terms, including all (i) filings and recordations, (ii) payments of fees and other charges, (iii) issuance of supplemental documentation, (iv) discharge of all claims or other Liens adversely affecting the rights of OPIC in the property subject to any Security Document, (v) publication or other delivery of notice to third parties and (vi) deposit of title documents.

Section 9.11. Funding of the Loan; Funding Losses.

         The Borrower shall arrange for and pay all costs associated with the funding of the Loan, including, without Stations the fees of all placement agents, paying agents and liquidity facility providers and their respective counsel; and shall provide to OPIC satisfactory evidence of the payment of, or provision for the payment of, such funding costs. Without prejudice to any other rights that OPIC may have, the Borrower shall on demand make reimbursement payments to or for the account of OPIC for any costs, losses, expenses and liabilities incurred in connection with the funding of the Loan under the Participation and Guaranty Agreement and other agreements contemplated therein and for any costs, losses, expenses and liabilities incurred by OPIC if it is required to repurchase all or a portion of the Participations in the Loan from the Holders. A certificate prepared by or on behalf of OPIC setting forth the amount of such funding costs, losses, expenses or liabilities and specifying in reasonable detail the basis therefore shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

Section 9.12. Project Monitoring.

         The Borrower shall complete and deliver to OPIC not later than 90 days following the end of each year a Self-Monitoring Questionnaire, in the form attached hereto as Exhibit I, or such other form as OPIC may from time to time prescribe, certified by an Authorized Officer as true and complete.

Section 9.13. Cure of Defaults Under JOA.

         So long as the Other Loan remains outstanding, in the event of a default under the JOA by the Other Borrower, the Borrower shall (i) cure the default (which may include providing a loan to the Other Borrower pursuant to the Inter-Purchaser Agreement), (ii) acquire the Other Borrower's Interests or
(iii) acquire all of the capital stock of the Other Borrower, in each case at least 45 days prior to the expiration of the 90-day period described in Section
8.05 of the JOA and, in the case of any such acquisition, shall assume all of the Other Borrower's obligations under the Other Finance Agreement, the related financing agreements, and the Other Loan.

Section 9.14. Compliance with Environmental Standards.

         The Borrower (x) shall comply and shall cause all tenants and other authorized persons occupying the Project to comply with and implement in all material respects all of the mitigating measures specified in the manuals described on Schedule 9.14 (the "Existing Environmental Manuals") and, after the Borrower has prepared and OPIC has approved the Borrower's own environmental and operational manuals (the "Borrower's Environmental Manuals"), the Borrower's Environmental Manuals, (y) shall immediately pay or cause to be paid all costs and expenses incurred in such compliance and implementation, and
(z) shall keep or cause to be kept the Project free and clear of any Liens imposed pursuant to applicable Environmental Laws. The Borrower shall ensure that the implementation and effectiveness of the mitigating measures and the performance of the Project site activities shall comply with all applicable Environmental Laws and with Applicable World Bank Guidelines, whichever shall be the more stringent standard. The Borrower shall, in addition, comply with any applicable Environmental Laws that come into force subsequent to the date hereof.

         The Borrower shall conduct any investigation, study, sampling and testing and undertake any clean-up, removal remedial or other action necessary to remove and clean-up all Hazardous Materials from the Project in accordance with the requirements of the more stringent of the Applicable World Bank Guidelines or Environmental Laws and in accordance with orders and directives of all relevant Governmental Bodies.

         The Borrower shall not generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on or in the Project, or transport or permit the transportation of Hazardous Materials to or from the Project site except in compliance with the more stringent of the Applicable World Bank Guidelines or Environmental Laws.

         Subsequent to the date hereof, the Borrower shall prepare and submit to OPIC the Borrower's Environmental Manuals and, upon approval by OPIC, shall substitute such manuals for the Existing Environmental Manuals.

         The Borrower shall conduct environmental monitoring of the Project substantially in accordance with the monitoring program set forth in the Existing Environmental Manuals or the Borrower's Environmental Manuals, as the case may be.

         The Borrower shall provide OPIC with copies of any reports or studies which primarily address environmental issues or the results of the environmental monitoring program at the Project, which are (a) prepared by the Borrower for Congolese Governmental Bodies, (b) prepared by an independent consultant, engineer, environmental specialist or other third party at the request of or for the account of the Borrower, or (c) prepared by the Borrower or by the Borrower together with the Other Borrower on a regular or periodic basis for internal purposes or for any Affiliate. The Borrower shall also permit OPIC or its representatives (which may include independent contractors) to conduct periodic Project site inspections to monitor the Borrower's compliance with the requirements of this Section. Any costs incurred by OPIC or its representatives in connection with such Project site inspections shall be borne by OPIC. The Borrower shall advise OPIC promptly in writing of any complaint, dispute or other matter of which the Borrower is aware or should have been reasonably aware that reasonably might be expected to give rise to a violation of this Section.

Section 9.15. Engineer's Reports; Present Value Ratio Calculations.

         (a) The Borrower and the Other Borrower, at their cost, shall cause to be furnished annually to OPIC, so long as any portion of the Loan is outstanding, a report prepared by the Engineer (the "Engineer's Report") which shall be satisfactory to OPIC in form and substance, and which shall set forth a projection of production from proved reserves allocable to the Interests of the Borrower and the Other Borrower and the related Future Cash Flows, calculated using reasonable and customarily accepted parameters. The report shall be prepared as of January 1 of each year and shall be delivered to OPIC within 60 days thereafter.

         (b) The Borrower and the Other Borrower, at their cost, shall determine the Present Value Ratio at least once each calendar quarter (and as of any other time as is required pursuant to the Escrow Agreement or as OPIC may reasonably request), and shall report such Present Value Ratio to OPIC within 15 days following the end of such quarter (or within 15 days following the date of a request by OPIC), together with such supporting data as shall be satisfactory to OPIC.

                                   ARTICLE X
                               NEGATIVE COVENANTS

         Unless OPIC otherwise agrees in writing, so long as the Commitment shall remain outstanding and until all amounts due and to become due hereunder and under the Notes shall have been paid in full, each of the Borrower and the Holding Company covenants and agrees as follows:

Section 10.01. Indebtedness.

         The Borrower shall not incur, assume, guarantee, endorse or permit to exist or otherwise become directly or contingently liable for any Indebtedness except:

         (a)     the Loan;

         (b) Indebtedness consisting of trade credit from suppliers of goods or services incurred in the ordinary course of business and on terms requiring payment in full in not more than 90 days;

         (c) Indebtedness arising from any subordinated promissory note issued in connection with the Kufpec Acquisition in a principal amount, and on terms, approved in advance in writing by OPIC;

         (d) Indebtedness consisting of subordinated indebtedness to APC in respect of royalty recapture payments and additional indebtedness to APC in respect of production payments, in each case pursuant to the terms and provisions of the Stock Purchase Agreement as in effect on the date hereof;

         (e) Indebtedness to its Parent or wholly-owned subsidiaries thereof which shall be subordinated to the Loan pursuant to a subordination agreement substantially in the form of Exhibit C-1 attached hereto;

         (f) Indebtedness to the Other Borrower incurred solely to enable the Borrower to comply with its obligations under the JOA, provided that such Indebtedness shall be subordinated to the Loan pursuant to a subordination agreement in substantially the form of Exhibit C-3 attached hereto;

         (g) Indebtedness incurred in respect of equipment and facility leases or sharing arrangements entered into on an arms length basis in the ordinary course of the business of the Project;

         (h) Indebtedness in an aggregate principal amount not to exceed $100,000 in respect of letters of credit issued to secure payment of contracts entered into in the ordinary course of the business of the Project; and

         (i) Indebtedness to the Other Holding Company incurred in connection with the Merger as contemplated by Section 6 of, and subject to the terms and conditions stated in, the Inter-Purchaser Agreement.

Section 10.02. No Alteration of Agreements.

         (a) The Borrower shall not terminate, amend or grant any waiver of, or assign any of the respective rights, duties or obligations under, any of its Charter Documents or any provision of any of the Financing Documents to which it is a party (other than, upon prior written notice to OPIC, amendments or waivers to correct manifest error or which are of a formal minor or technical nature and do not change materially any party's rights or obligations or which are pursuant to Section 9.13 hereof).

         (b) The Borrower shall not, without the prior consent of OPIC, approve any material variation under, or amend or grant any waiver of any provision of, (i) the Development Plan, or (ii) the Existing Environmental Manuals.

Section 10.03. Dividends and Share Redemptions.

         The Borrower shall not declare or pay any dividends (or the equivalent thereof), or make any other distributions on or in respect of its capital stock, or purchase, acquire, redeem or retire (directly or indirectly) any such capital stock until all amounts due or to become due hereunder or under the Notes shall have been paid in full; provided, however, that the Borrower may pay such dividends or make such redemptions, but only if, after giving effect to each such dividend or redemption, (i) no Event of Default shall have occurred and be continuing, and no event or condition which with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall exist; (ii) the amounts on deposit in the Debt Service Reserve Account (and funded out of post-Merger cash flow from operations) equal or exceed the Debt Service Reserve Amount and the Payment Target is fully funded (out of cash flow from post-Merger operations) and reserved in the Payments Account, and
(iii) the Present Value Ratio, as certified to OPIC in conjunction with such action, equals or exceeds 2.0 to 1.O.

Section 10.04. Conduct of Business with Other Borrower and Affiliates.

         The Borrower shall not conduct any business with, or enter into any business transaction involving, the Other Borrower or an Affiliate of the Borrower or the Other Borrower, except on an arm's length basis and subject to the reporting requirement set forth in Section 9.07(d).

Section 10.05. Sale of Assets, Mergers.

The Borrower shall not:

         (a) sell, assign, convey, lease or otherwise dispose of all or any material part of its assets or properties, whether now owned or hereafter acquired, except for the replacement of a capital asset with an asset of equal or greater value;

         (b)     dissolve, liquidate or otherwise cease to do business;

         (c) except as contemplated by this Agreement, acquire by purchase or otherwise all or substantially all of the shares of capital stock or assets of another entity; or

         (d) except as contemplated by this Agreement, merge or consolidate with any Person.

Section 10.06. Mortgages and Liens.

         The Borrower shall not create or suffer to exist any Lien with respect to any of its properties or assets, whether now owned or hereafter acquired, or in any proceeds or income therefrom except for:

         (a) the Liens created under the Security Documents or pursuant to any of the other Financing Documents;

         (b) Liens for Taxes or other governmental Liens and charges which are not yet due and payable or which are being contested or litigated in good faith and are adequately reserved for in accordance with GAAP;

         (c) any mechanic's, workmen's or other like Liens arising by mandatory provision of law securing obligations incurred in the ordinary course of business that are not yet overdue or that are being contested or litigated in good faith and that are adequately reserved for in accordance with GAAP;

         (d)     Liens arising under the JOA (as in effect on the first Closing
Date); and

         (e) Liens arising under the Stock Purchase Agreement or the Inter-Purchaser Agreement or the obligation to pay Required Payments to the GORC, in any case (i) as such agreements or obligations are in effect on the date hereof and (ii) only with respect to amounts that are not yet due and payable.

Section 10.07. Ordinary Conduct of Business.

The Borrower shall not:

         (a) engage in any business other than its present business activities and those related to the Project;

         (b)     materially change the nature or scope of the Project;

         (c) change its Charter Documents in a manner that would be inconsistent with the provisions of any of the Financing Documents;

         (d)     materially change its capitalization;

         (e) except as contemplated in the Stock Purchase Agreement, the JOA and the Inter-Purchaser Agreement, enter into any partnership, joint venture, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person;

         (f) except as contemplated in the Stock Purchase Agreement, the JOA and the Inter-Purchaser Agreement, form any subsidiaries, purchase any equity securities of, make or permit to exist any loans or advances to, invest or acquire any interest whatsoever in, or assume, guarantee, endorse or otherwise become directly or contingently liable for any obligation or Indebtedness of, any Person, other than (i) the endorsement of negotiable instruments for collection in the ordinary course of business and the prudent investment of idle surplus funds in readily marketable Dollar-denominated debt securities and (ii) loans and advances to employees in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $200,000 at any time; provided, however, notwithstanding the foregoing, that the Borrower shall be permitted to acquire all the stock or all or a portion of the Interests of Kufpec subject to the satisfaction of the conditions set forth in Articles V and VIII; and, provided further that, anything in the Inter-Purchaser Agreement to the contrary notwithstanding, the Borrower shall not make any loans or advances to the Other Borrower except, so long as the Other Loan remains outstanding, loans in an aggregate principal amount not to exceed the amount required to comply with the Borrower's obligations under Section 9.13; or

         (g) fail to maintain its corporate existence and its right to carry on its operations.

Section 10.09. Worker Rights.

         The Borrower shall not take any action to prevent its employees (or other persons employed in connection with the Project) from lawfully exercising their right of free association and their right to organize and bargain collectively. The Borrower further agrees to observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work and occupational health and safety, and not to use forced labor. The Borrower is not responsible under this Section
10.08 for the actions of a government.

                                   ARTICLE XI
                             DEFAULTS AND REMEDIES

Section 11.01. Events of Default

         The occurrence and continuation of any of the following events or circumstances shall constitute an "Event of Default" hereunder:

         (a) The Borrower fails to pay punctually when due any principal or interest payable pursuant to any Note or any other amount payable pursuant to this Agreement;

         (b) The Borrower fails to pay when due any principal of or interest on any of its Indebtedness of $500,000 or more outstanding principal amount and such failure continues beyond the grace period, if any, applicable thereto; or a default occurs under any agreement or instrument evidencing, or under which the Borrower has outstanding at the time, any such Indebtedness and such default continues beyond the grace period, if any, applicable thereto, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness;

         (c) Any representation or warranty made by or on behalf of the Borrower in this Agreement, or in any notice or other certificate, document, Financial Statement or other statement delivered pursuant hereto, proves to have been incorrect in any material respect when made;

         (d) The Borrower (i) fails to comply with any covenant or provision set forth in Section 9.09 or 9.13 hereof or in Article X hereof or
(ii) fails to advance to Operator its share of expenditures, or to pay its share of costs and expenses, in accordance with the terms of the JOA, and, with respect to this clause (ii), such failure is not cured within 45 days of the occurrence thereof,

         (e) The Borrower fails to comply with or perform any agreement or covenant contained herein other than those referred to in Sections 11.01(a),
(b), (c) and (d) above, and such failure continues for 30 days after OPIC has notified such Borrower thereof,

         (f) Any authorization, consent or approval of any governmental agency or public authority necessary for the execution, delivery or performance of this Agreement, the Notes, or any of the other Financing Documents or for the validity or enforceability of any of either Borrower's obligations under this Agreement, the Notes or any of the other Financing Documents, is not effected or given or is withdrawn or ceases to remain in full force and effect;

         (g) This Agreement, the Notes or any of the other Financing Documents at any time for any reason ceases to be in full force and effect or is declared to be void or is repudiated or the validity or enforceability hereof or thereof is at any time contested by the Borrower, or, in the case of the Security Documents or the Inter-Purchaser Agreement, ceases to give or provide the respective Liens, rights, titles, remedies, powers or privileges intended to be created thereby;

         (h) Any governmental authority condemns, nationalizes, seizes or otherwise expropriates any substantial portion of the assets of the Project or the assets or capital stock of the Borrower or takes any action that would prevent the Borrower from carrying on any material part of its business or operations;

         (i) The Borrower or any other party fails to comply with or perform any of its material obligations or undertakings set forth in any Financing Document (other than this Agreement) and such failure continues for 30 days after OPIC has notified such Borrower thereof,

         (j) The Borrower, the Holding Company or the Parent (or any successor in interest thereto), (i) applies for, or consents to the appointment of, a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of its assets, (ii) files a voluntary petition in bankruptcy, admits in writing that it is unable to pay its debts as they become due or generally fails to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) files a petition or answer seeking reorganization or arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding where such action or failure to act will result in a determination of bankruptcy or insolvency against it;

         (k) Without its application, approval or consent, a proceeding is instituted in any court of competent jurisdiction or by or before any government or governmental agency of competent jurisdiction, seeking in respect of the Borrower, the Holding Company or the Parent (or any successor in interest thereto): adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of Indebtedness, the appointment of a trustee, receiver, liquidator or the like of it or of all or any substantial part of its property or assets, or other like relief in respect of it under any bankruptcy, reorganization or insolvency law; and, if such proceeding is being contested by it in good faith, the same continues undismissed for a period of 60 days;

         (l) Any final non-appealable judgment or judgments for the payment of money in an aggregate amount in excess of $500,000 or its equivalent in another currency is rendered against the Borrower, and such judgment or judgments is not satisfied or discharged within 60 days of entry;

         (m) The Parent ceases to hold, directly or indirectly, the legal and beneficial title to 100% of the issued and outstanding shares of the capital stock of the Borrower or ceases to retain management control of the Borrower, or the Other Parent ceases to hold, directly or indirectly, the legal and beneficial title to 100% of the issued and outstanding shares of the capital stock of the Other Borrower or ceases to retain management control of the Other Borrower, or the Other Borrower ceases to own beneficially that portion of the Interests which it owned upon consummation of the Merger. Anything to the contrary herein notwithstanding, the acquisition of the outstanding stock of the Parent by NOMECO Oil & Gas Co. or an Affiliate thereof shall not constitute an Event of Default under this Section 11.01(m);

         (n) Any of the Convention, the Permit, the GORC Approval Letters or the JOA, or the rights of the Borrower under any of them, shall have been terminated or repealed, or in the reasonable judgment of OPIC (and without limiting the obligations of the Borrower under Section 10.02) amended in a manner that could have a material adverse effect on the ability of any party to observe or perform any of its respective obligations or undertakings under any of the Financing Documents.

         (o) Either the Borrower or the Escrow Agent fails to make the payments required under the Escrow Agreement when due or otherwise fails to comply with its obligations thereunder (and, solely in the case of a failure to fund the Payment Target 30 days prior to the Payment Date, such failure is not cured on or prior to such Payment Date);

         (p) Any event shall have occurred which, in the reasonable judgment of OPIC, is likely to have a material adverse effect on the ability of any party to observe or perform any of its respective material obligations or undertakings under any of the Financing Documents;

         (q) Any person other than the Borrower is appointed as "Operator" under the JOA without OPIC's prior consent; or the Operator fails to comply in any material respect with any of its obligations under the JOA and such failure shall not be cured within 30 days thereof;

         (r) The Borrower fails in any material respect to comply with any of its obligations under the Tax Agreement or the Closing Agreement, or the Internal Revenue Service issues a notice of deficiency under Section 6212 of the Internal Revenue Code with respect to the "dual consolidated losses" of ACEC or the Borrower; or

         (s) The Parent shall fail to make any required payment when due to the Debt Service Reserve Account pursuant to the Parent Reimbursement Agreement.

Section 11.02. Remedies upon Event of Default.

         (a) Except as otherwise provided in Section 11.02(b), if any Event of Default has occurred and is continuing, OPIC may at any time in its sole discretion, (i) suspend or terminate the Commitment, (ii) declare, by written demand for payment to the Borrower, any portion or all of the Loan to be due and payable, whereupon such portion of the Loan shall immediately mature and become due and payable together with interest accrued thereon, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives, and/or
(iii) without notice of default or demand, proceed to protect and enforce its rights and remedies by appropriate proceedings, whether for damages or the specific performance of any provision of this Agreement or any Note, or in aid of the exercise of any power granted in this Agreement, any Note or by law, or may proceed to enforce the payment of any Note.

         (b) Upon the occurrence of an Event of Default referred to in Sections 11.01(j) or (k), (i) the Commitment shall automatically be terminated, and (ii) the Loan, together with interest accrued thereon and all other amounts due under this Agreement, the Notes, and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

Section 11.03. Jurisdiction and Consent to Suit.

         Without prejudice to OPIC's right to bring suit in the courts of the Republic of the Congo or any other jurisdiction, any proceeding to enforce this Agreement or any Note may be brought in the courts of the United States of America in the State of New York or the District of Columbia. The Borrower hereby irrevocably waives any present or future objection to such venue, and irrevocably consents and submits unconditionally to the non-exclusive jurisdiction for itself and in respect of any of its property of any such court. The Borrower further irrevocably waives any claim that any such court is not a convenient forum for any such proceeding. The Borrower agrees that any service of process, writ, judgment or other notice of legal process shall be deemed and held in every respect to be effectively served upon it in connection with proceedings in the District of Columbia, if delivered to CT Corporation System, the offices of which are now located at 1025 Vermont Avenue, N.W., Washington, D.C. 20005, which it irrevocably designates and appoints as its authorized agent for the service of process in the courts in the District of Columbia. Nothing herein shall affect OPIC's right to serve process in any other manner permitted by applicable law. The Borrower further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement or any Note, shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

Section 11.04. Judgment Currency.

         This is an international loan transaction in which the specification of United States Dollars is of the essence, and such currency shall be the currency of account in all events. The payment obligation of the Borrower hereunder and under the Notes shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars or transfer to the District of Columbia under normal banking procedures does not yield the amount of Dollars then due. In the event that any payment by the Borrower, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in the payment of such amount of Dollars at the place such amount is due, OPIC shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Borrower for, the additional amount necessary to yield the amount of Dollars then due. In the event OPIC, upon the conversion of such judgment into Dollars, shall receive (as a result of currency exchange rate fluctuations) an amount greater than that to which it was entitled, the Borrower shall be entitled to immediate reimbursement of the excess amount.

Section 11.05. Immunity.

         The Borrower represents and warrants that it is subject to civil and commercial law with respect to its obligations under this Agreement, the Notes and each of the other Financing Documents to which it is a party, that the making and performance of this Agreement, the Notes and such other Financing Documents and the borrowings by the Borrower pursuant hereto constitute private and commercial acts rather than governmental or public acts and that neither such Borrower nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off execution of a judgment or from any other legal process with respect to its obligations under this Agreement, the Notes and such other Financing Documents. To the extent that the Borrower may hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, any Note or any other Financing Document to which it is a party, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to such Borrower such an immunity (whether or not claimed), such Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under the United States Sovereign Immunities Act of 1976.

                                  ARTICLE XII
                                 MISCELLANEOUS


Section 12.01. Notices.

                 Each report, notice and other communication to be given under this Agreement or the Notes shall be in writing, shall be delivered by hand, mail telegram, telex, or facsimile transmission, postage prepaid, and shall be deemed to have been duly given when received by the addressee as follows:

                 To the Borrower:

                          Walter International Congo, Inc.
                          1021 Main Street
                          Suite 2110
                          Houston, Texas 77002-6502
                          United States of America
                          Attn: Mr. William H. Gibbons

                                Facsimile: (713) 756-1111

                 To OPIC:

                          Overseas Private Investment Corporation
                          1100 New York Avenue, N.W.
                          Washington, D.C. 20527
                          United States of America
                          Attn: Vice President for Finance

                                Facsimile: (202) 408-9866

                 With a copy, which shall not constitute notice, to:

                          Overseas Private Investment Corporation
                          1100 New York Avenue, N.W.
                          Washington, D.C. 20527
                          Attn: Vice President and Treasurer

                                Facsimile: 202-408-9862

Either party may, by written notice to the other, change the address to which such communications should be sent to it.

Section 12.02. English Language.

                 All documents to be furnished or communications the be given or made under this Agreement, the Notes and each of the other Financing Documents to which the Borrower is a party shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by an Authorized Officer of the Borrower, which translation shall be the governing version between the Borrower and OPIC.


Section 12.03. GOVERNING LAW.

                 THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.


Section 12.04. Succession.

                 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided that the Borrower shall not, without the prior written consent of OPIC, assign or delegate all or any part of its interest herein or obligations hereunder.


Section 12.05. Survival of Agreements.

                 Each agreement, representation, warranty and covenant contained or referred to in this Agreement shall survive any investigation at any time made by OPIC and shall survive the Disbursement of the Loan, except for changes permitted hereby, and, save as otherwise provided in Section 2.11 or this Section 12.05, shall terminate only when all amounts due or to become due under this Agreement and the Notes are paid in full. The agreements set forth in Sections 12.11 and 12.12 shall survive any such payment in full.


Section 12.06. Integration; Amendments.

                 This Agreement embodies the entire understanding of the parties hereto, and supersedes all prior negotiations, understandings and agreements between them with respect to the subject matter hereof. The provisions of this Agreement may be waived, supplemented or amended only by an instrument in writing signed by Authorized Officers of the Borrower and OPIC.


Section 12.07. Severability.

                 If any provision of this Agreement is prohibited or held to be invalid, illegal or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by law that (i) the validity, legality and enforceability of the other provisions in such jurisdiction shall not be affected or impaired thereby, and (ii) any such prohibition, invalidity, illegality or unenforceability shall not render such provision prohibited, invalid, illegal or unenforceable in any other jurisdiction.


Section 12.08. No Waiver.

                 No course of dealing and no failure or delay by OPIC in exercising any right, power or remedy hereunder shall operate as a waiver thereof or otherwise prejudice OPIC's rights, powers or remedies. No right, power or remedy conferred upon OPIC hereby or by any Note shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Section 12.09. WAIVER OF JURY TRIAL.

                 THE BORROWER, THE HOLDING COMPANY AND OPIC EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM ESTABLISHED BY THIS AGREEMENT, THE NOTES, ANY OTHER FINANCING DOCUMENT AND ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


Section 12.10. Waiver of Litigation Payments.

                 In the event that any action or lawsuit is initiated by or on behalf of OPIC against the Borrower, the Holding Company or any other party to any Financing Document, the Borrower and the Holding Company, to the fullest extent permissible under applicable law, each irrevocably waives its right to, and agrees not to request, plead, or claim that OPIC and its successors, transferees, and assigns (any such Person, an "OPIC Plaintiff") post, pay, or offer, cautio judicatum solvi bond, litigation bond, or any other bond, fee, payment, or security measure provided for by any provision of law applicable to such action or lawsuit (any such bond, fee, payment, or measure, a "Litigation Payment"), and the Borrower and the Holding Company each further waives any objection that it may now or hereafter have to an OPIC Plaintiffs claim that such OPIC Plaintiff should be exempt or immune from posting, paying, making or offering any such Litigation Payment.


Section 12.11. Indemnity.

                 To the extent permitted by law, the Borrower and the Holding Company each hereby indemnifies and holds harmless OPIC and its directors, officers, employees, agents, counsel, subsidiaries and Affiliates (the "Indemnified Persons") from and against any and all losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of this Agreement, the Financing Documents or any of them or any of the transactions contemplated hereby or thereby including, without Stations the use or intended use of the proceeds of the Loan; provided, however, that neither the Borrower nor the Holding Company shall be liable to any Indemnified Person for any losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that resulted from the gross negligence or willful misconduct of such Indemnified Person.


Section 12.12. Assumption of Obligations.

                 In the event that the Borrower or the Holding Company shall, pursuant to the JOA or otherwise, acquire any or all of the stock or Interests of the Other Borrower, the Borrower shall be liable for all of the obligations of the Other Borrower in respect of the Other Borrower's obligations under the Other Finance Agreement, the Other Participation and Guaranty Agreement and the other related escrow and security documents.

Section 12.13. Further Assurances.

                 From time to time, the Borrower and the Holding Company shall execute and deliver to OPIC such additional documents as OPIC may require to carry out the purposes of this Agreement or the Financing Documents or to preserve and protect OPIC's rights as contemplated herein or therein.


Section 12.14. Counterparts.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

            [The remainder of this page intentionally left blank]

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on its behalf by its Authorized Officer on the date first above written.


                                   WALTER INTERNATIONAL CONGO, INC.


                                   By:    /s/ F. Fox Benton III
                                       ----------------------------------------

                                   Its:   Vice President, F. Fox Benton III
                                       ----------------------------------------



                                   WALTER CONGO HOLDINGS, INC.


                                   By:    /s/  F. Fox Benton III
                                       ----------------------------------------

                                   Its:   Vice President, F. Fox Benton III
                                       ----------------------------------------

                                   OVERSEAS PRIVATE INVESTMENT
                                    CORPORATION



                                   By:
                                       ----------------------------------------

                                   Its:
                                       ----------------------------------------

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on its behalf by its Authorized Officer on the date first above written.


                                   WALTER INTERNATIONAL CONGO, INC.


                                   By:
                                       ----------------------------------------

                                   Its:
                                       ----------------------------------------




                                   WALTER CONGO HOLDINGS, INC.


                                   By:
                                       ----------------------------------------

                                   Its:
                                       ----------------------------------------


                                   OVERSEAS PRIVATE INVESTMENT
                                    CORPORATION

                                   By:    /s/  F. Carl Reinhardt
                                       ----------------------------------------

                                   Its:   Regional Manager, Finance
                                       ----------------------------------------